Exhibit 10.8

CREDIT AGREEMENT

Dated as of July 30, 2014

among

SYNCHRONY FINANCIAL,

as Borrower,

the Lenders party hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

BARCLAYS BANK PLC, CITIGROUP GLOBAL MARKETS INC., CREDIT SUISSE

SECURITIES (USA) LLC, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS

BANK USA, JPMORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER &

SMITH INCORPORATED AND MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Bookrunners and Joint Lead Arrangers

BNP PARIBAS SECURITIES CORP., THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

HSBC BANK USA, NATIONAL ASSOCIATION, MIZUHO BANK, LTD., RBC CAPITAL

MARKETS, RBS SECURITIES INC., SANTANDER BANK, N.A., SOCIETE GENERALE,

SUMITOMO MITSUI BANKING CORPORATION, CREDIT AGRICOLE CORPORATE

AND INVESTMENT BANK, FIFTH THIRD BANK, BANCO BILBAO VIZCAYA

ARGENTARIA, S.A., ING BANK NV, INTESA SAN PAOLO AND COMMERZBANK AG,

NEW YORK AND GRAND CAYMAN BRANCHES

as Co-Lead Arrangers

SCHEDULES:

Schedule 1.01	Commitments
Schedule 3.06	Litigation
Schedule 6.01	Liens
Schedule 6.02	Indebtedness
Schedule 6.04	Transactions with Affiliates
Schedule 6.07	Limitations on Subsidiary Distributions

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Note
Exhibit D	Form of Committed Loan Notice

CREDIT AGREEMENT (this “Agreement”), dated as of July 30, 2014, among SYNCHRONY FINANCIAL, as borrower (the “Borrower”), the Lenders party hereto and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, in connection with the Transactions (as defined below), the Borrower has requested that the Lenders and the Administrative Agent provide the Term Facility (as defined below), and the Lenders and the Administrative Agent are willing to do so on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2014-2016 Required Prepayment Amount” means, for the calendar years ended December 31, 2014, December 31, 2015 and December 31, 2016, the greater of (a) the excess of (x) the Post-IPO Debt Proceeds received by the Borrower in such calendar year over (y) the sum of $500,000,000 plus 20% of any Post-IPO Debt Proceeds received by the Borrower in excess of $500,000,000 in such calendar year and (b) the Early-Maturing Bond Proceeds received by the Borrower in such calendar year.

“2017-2019 Required Prepayment Amount” means, for the calendar year ended December 31, 2017 and each calendar year thereafter, the greater of (a) the excess of (x) the Post-IPO Debt Proceeds received by the Borrower in such calendar year over (y) the sum of $750,000,000 plus 20% of any Post-IPO Debt Proceeds received by the Borrower in excess of $750,000,000 in such calendar year and (b) the Early-Maturing Bond Proceeds received by the Borrower in such calendar year.

“Additional IPO Debt Proceeds” means the Net Debt Proceeds of any debt securities issued by the Borrower and evidenced by bonds, debentures, notes or similar instruments during the Initial Period; provided, that Additional IPO Debt Proceeds shall exclude (a) any Initial IPO Bond Proceeds, (b) the proceeds of (i) the Loans and the GECC Term Loan and (ii) any loans issued pursuant to any bilateral or syndicated credit facility with third party lenders and (c) Excluded Debt Proceeds.

“Administrative Agent” has the meaning given to such term in the preamble hereto and shall include any successor administrative agent appointed pursuant to this Agreement.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Party” has the meaning given to such term in Section 9.01(d).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower and its affiliated companies from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” has the meaning given to such term in Section 3.16.

“Applicable Debt Proceeds” means Additional IPO Debt Proceeds and Post-IPO Debt Proceeds, as the context may require.

“Applicable Margin” means the rate per annum, in basis points, set forth under the relevant column heading below based upon the Debt Rating:

Pricing Level	Debt Rating (S&P/Moody’s/Fitch)	Base Rate Loans	Eurodollar Rate Loans
I	BBB/Baa2/BBB	65.0	165.0
II	BBB-/Baa3/BBB-	90.0	190.0
III	BB+/Ba1/BB+	115.0	215.0
IV	BB/Ba2/BB	140.0	240.0

As used in this definition, “Debt Rating” means, as of any date of determination, the rating as determined by either S&P, Moody’s or Fitch (collectively, the “Debt Ratings”) of (x) the Borrower’s senior unsecured non-credit-enhanced long-term Indebtedness for borrowed money (the “Subject Debt”) or (y) if any Rating Agency shall not have assigned a rating to the Subject Debt, the Corporate Rating, if any, assigned by such Rating Agency; provided, that solely for purposes of determining the Applicable Margin, (a) if a Debt Rating is issued by each of S&P, Moody’s and Fitch, and such Debt Ratings fall within different levels, (i) if two of such agencies have assigned Debt Ratings that fall within the same level, then the Debt Rating assigned by such two agencies shall apply and (ii) if three agencies assign ratings that fall within three different levels, then the middle of such Debt Ratings shall apply, (b) if a Debt Rating is issued by two Rating Agencies, then the higher of such Debt Ratings shall apply (with Pricing Level I being the highest and Pricing Level IV being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the level that is one level higher than the lower Debt Rating shall apply, (c) if a Debt Rating is issued by one Rating Agency, then the level that is one level lower than such Debt Rating shall apply. Initially, the Debt Ratings shall be determined based on the Borrower’s Debt Rating on the Funding Date giving effect to the Transactions. Thereafter, the Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings. If and for so long as there shall be no Debt Rating from any Rating Agency, then the Debt Rating will be deemed to be at Pricing Level IV. Notwithstanding anything to the contrary contained herein, any Debt Rating assigned by a Rating Agency that was not solicited or requested by the Borrower shall be deemed not to have been “assigned” or “issued” and such Debt Rating shall be disregarded for all purposes of this definition.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, the Lead Arrangers and the Co-Lead Arrangers.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, with respect to any Sale-Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale-Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Indebtedness shall be the lesser of the Attributable Indebtedness determined assuming termination on the first date such lease may be terminated (in which case the Attributable Indebtedness shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date on which it may be so terminated) or the Attributable Indebtedness determined assuming no such termination.

“Audited Financial Statements” means the audited combined statements of financial position of the Borrower and its combined Affiliates as of December 31, 2011, December 31, 2012 and 2013 and the related combined statements of earnings, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2013.

“Bank Regulatory Authority” means the Board, the OCC, the Federal Deposit Insurance Corporation and any other relevant bank regulatory authority having jurisdiction over the Borrower or Synchrony Bank, as applicable.

“Bank Secrecy Act” means the Currency and Foreign Transactions Reporting Act, Pub. L. No. 91-508, Title II (1970), as amended by Title III of the Patriot Act.

“Base Rate” means for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect for such day plus 1/2 of 1%, (b) the Prime Rate in effect on such day and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one month Interest Period plus 1%; provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the Eurodollar Screen Rate at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“Base Rate Borrowing” means a borrowing of Base Rate Loans.

“Base Rate Loan” means a Loan bearing interest based on the Base Rate.

“Basel I” means the minimum bank capital requirements developed in 1988 by the Basel Committee on Bank Supervision for enactment by the Group of Ten (G-10) industrialized countries with respect to the large internationally active banks that operate within such countries, as implemented by the applicable Bank Regulatory Authority.

“Basel III” means the comprehensive set of bank regulatory and supervisory measures focusing on capital adequacy, stress testing and liquidity which were developed in 2010 and 2011 by the Basel Committee on Bank Supervision for enactment by the Group of 20 (G-20) major economies with respect to the internationally active banks that operate within those economies, as implemented by the applicable Bank Regulatory Authority.

“Basel III Implementation Date” means, with respect to any entity, the date on which such entity is required to comply with Basel III as implemented by the applicable Bank Regulatory Authority.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Borrower” has the meaning given to such term in the preamble hereto.

“Borrower Common Stock” means the common stock of the Borrower.

“Borrowing” means a borrowing of Loans hereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York, if such day relates to any Eurodollar Rate Loan or any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, means any such day that is also a London Banking Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities and repurchase agreements for marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or

(b) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States, in each case, maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of issuance thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) time deposits or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank (including any branch of a commercial bank) that (a) in the case of a commercial bank organized under the laws of the United States of America, any state thereof or the District of Columbia is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000 or (b) in the case of any other commercial bank has a short-term commercial paper rating from S&P of at least A-1 or from Moody’s of at least P-1; and (v) shares of any money market mutual fund that has (a) net assets of not less than $500,000,000, and (b) ratings of at least AA or Aa from S&P or Moody’s, respectively.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of (a) any change in applicable Law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration, application or interpretation thereof or (b) the adoption or enactment after the date of this Agreement of any requirement or directive (whether or not having the force of law) of any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory Governmental Authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means (i) prior to the consummation of the IPO, GE ceases to own, directly or indirectly, beneficially or of record, in the aggregate, Equity Interests representing 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower and (ii) after the consummation of the IPO, the ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder, as in effect on the date hereof), other than GE, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower. For purposes of the foregoing, references to GE shall include its Subsidiaries.

“Charges” has the meaning given to such term in Section 9.17.

“Co-Lead Arrangers” means BNP Paribas Securities Corp., The Bank of Tokyo-Mitsubishi UFJ, Ltd., HSBC Bank USA, National Association, Mizuho Bank, Ltd., RBC Capital Markets1, RBS Securities Inc., Santander Bank, N.A., Societe Generale, Sumitomo Mitsui

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

Banking Corporation, Credit Agricole Corporate and Investment Bank, Fifth Third Bank, Banco Bilbao Vizcaya Argentaria, S.A., ING Bank NV, Intesa San Paolo and Commerzbank AG, New York and Grand Cayman Branches.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.01 or in the Assignment and Acceptance pursuant to which such Lender became a party to this Agreement, as such amount may be reduced or adjusted from time to time in accordance with the terms of this Agreement. The original aggregate principal amount of the Commitments of all Lenders on the Effective Date is $8,000,000,000.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a Conversion of Loans from one Type to the other or (c) a Continuation of Eurodollar Rate Loan, which, if in writing, shall be substantially in the form of Exhibit D.

“Communications” has the meaning given to such term in Section 9.01(d).

“Compliance Certificate” means a certificate substantially in the form of Exhibit B, properly completed and signed by a Responsible Officer of the Borrower.

“Confidential Supervisory Information” means information that is not permitted to be disclosed to the Lenders pursuant to the directive, guidance, order or regulation of a Bank Regulatory Authority.

“Consent Trigger Date” means the first date on which the GE Group shall beneficially own less than twenty percent (20%) of the outstanding shares of the Borrower Common Stock.

“Continuation” and “Continue” mean, with respect to any Eurodollar Rate Loan, the continuation of such Eurodollar Rate Loan as a Eurodollar Rate Loan on the last day of the Interest Period for such Loan.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion” or “Convert” means, with respect to any Loan, the conversion of the Loan from or into another Type of Loan.

“Corporate Rating” means (a) with respect to Moody’s, the public “Corporate Family Rating” of the Borrower and (b) with respect to S&P and Fitch, the public “Corporate Rating” of the Borrower.

“Debt Rating” has the meaning given to such term in the definition of Applicable Margin.

“Default” means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin for Base Rate Loans plus (c) 2% per annum; provided, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to (i) the Eurodollar Rate plus (ii) the Applicable Margin for Eurodollar Rate Loans plus (iii) 2% per annum.

“Deregistration” means the deregistration of GECC or any Affiliate of GECC (other than the Borrower or any of its Subsidiaries) as a registered savings and loan holding company subject to regulation by the Board, under section 10 of the Home Owners’ Loan Act and Regulation LL.

“Dollars” or “$” refers to lawful money of the United States of America.

“Early-Maturing Bond Proceeds” means the Net Debt Proceeds of any Indebtedness which constitute Post-IPO Debt Proceeds having a maturity date prior to the Maturity Date.

“Effective Date” means the first date on which each of the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including email, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements with any Governmental Authority, relating in any way to pollution, the protection of the environment, including natural resources, or health and safety, or to pollutants, contaminants or chemicals or any toxic or otherwise hazardous substances, materials or wastes.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of or relating to the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any Environmental Law, including any violation thereof or liability thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of or exposure to any Hazardous Materials, (c) the Release or threatened Release of any Hazardous Materials or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Sections 414(b) or (c) of the Code (and Sections 414 (m) and (o) of the Code for purposes of provisions relating to Sections 302 of ERISA and 412 of the Code). For the avoidance of doubt, when any provision of this Agreement relates to a past event or period of time, the term “ERISA Affiliate” includes any person who was, as to the time of such past event or period of time, an “ERISA Affiliate” within the meaning of the preceding sentence.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Plan (excluding those for which the 30-day notice period has been waived), (b) a Lien of the PBGC shall be filed against the Borrower or any Subsidiary or any of their respective ERISA Affiliates under Section 4068 of ERISA and such Lien shall remain undischarged for a period of 25 days after the date of filing, (c) the Borrower or any Subsidiary or any of their respective ERISA Affiliates shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA, (d) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reportable pursuant thereto with respect to such Plan, (e) a determination that any Plan is or is reasonably expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (f) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (g) the incurrence by the Borrower or any Subsidiary or any of their respective ERISA Affiliates of any liability under Title IV of ERISA (other than non-delinquent premiums payable to the PBGC under Sections 4006 and 4007 of ERISA), (h) the termination, or the filing of a notice of intent to terminate, any Plan pursuant to Section 4041(c) of ERISA, (i) the receipt by the Borrower or any Subsidiary or any of their respective ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate or cause a trustee to be appointed to administer any such Plan or Plans and such proceeding shall not have been dismissed, (j) the cessation of operations at a facility of the Borrower or any Subsidiary or any of their respective ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA, (k) conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a lien shall have been met with respect to any Plan, (l) the receipt by the Borrower or any Subsidiary or any of their respective ERISA Affiliates of any notice imposing Withdrawal Liability or of a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 304 of ERISA) or (m) any Foreign Benefit Event.

“Eurodollar Base Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark

Administration2 (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “Eurodollar Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Eurodollar Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the Eurodollar Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Eurodollar Base Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate
1.00 - Eurodollar Reserve Percentage

“Eurodollar Rate Loan” means a Loan bearing interest based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities, which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage. The determination of the Eurodollar Reserve Percentage by the Administrative Agent shall be conclusive in the absence of manifest error.

“Eurodollar Screen Rate” has the meaning given to such term in the definition of “Eurodollar Base Rate.”

“Event of Default” means any of the events specified in Section 7.01.

“Excluded Debt Proceeds” means the proceeds of any loans or securities issued or incurred in order to comply with applicable Law or regulatory capital or liquidity requirements

[2]

ICE Benchmark Administration Limited makes no warranty, express or implied, either as to the results to be obtained from the use of ICE LIBOR and/or the figure at which ICE LIBOR stands at any particular time on any particular day or otherwise. ICE Benchmark Administration limited makes no express or implied warranties of merchantability or fitness for a particular purpose in respect of any use of ICE LIBOR.

(including, for the avoidance of doubt, any regulatory requirement or condition necessary to effect Split-off or Deregistration) of the Borrower, Synchrony Bank or GECC, as applicable, to the extent the Borrower, Synchrony Bank or GECC, as the case may be, based on their respective discussions with and/or guidance received from applicable Bank Regulatory Authorities, in good faith reasonably determines in consultation with the Lead Arrangers that such proceeds must be either applied to repay the GECC Term Loan or retained by the Borrower to satisfy such Law or regulatory capital or liquidity requirement, which determination shall be evidenced by a written certification from the chief risk officer of the Borrower or GECC.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income taxes imposed on (or measured by) its net income or net profits and franchise taxes (imposed in lieu of net income taxes) by any jurisdiction as a result of such party being organized or resident, having its principal office or applicable lending office or doing business in such jurisdiction or having any other present or former connection with such jurisdiction (other than a business or other connection deemed to arise solely from such person having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced and/or engaged in any activities contemplated with respect to, this Agreement or any other Loan Document), (b) any withholding or backup withholding taxes attributable to any person’s failure to comply with Section 2.10(e) of this Agreement, (c) any tax that is imposed pursuant to a law in effect at the time such Lender becomes a party to this Agreement or designates a new lending office, except to the extent that such Lender or its assignor, if any, was entitled, immediately prior to such designation of a new lending office or assignment, to receive additional amounts from the Borrower with respect to any tax pursuant to Section 2.10 and other than assignments pursuant to a request of the Borrower under Section 2.12, (d) any tax in the nature of the branch profits tax within the meaning of Section 884(a) of the Code and any similar tax imposed by any jurisdiction and (e) any U.S. federal withholding taxes that are imposed by reason of or pursuant to FATCA.

“FATCA” means Sections 1471–1474 of the Code as of the date of this Agreement (or any successor Code provisions that are substantively similar thereto and which do not impose criteria that are materially more onerous than those contained in such Sections as of the date of this Agreement) and any current or future regulations issued thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fitch” means Fitch, Inc. or its successor, or if it is dissolved or liquidated or no longer performs the functions of a securities ratings agency, such other nationally recognized securities rating agency agreed upon by the Borrower and the Administrative Agent and approved by the Required Lenders.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required material contributions or payments, under any applicable law, on or prior to the due date for such contributions or payments, or (c) the receipt of a notice by a Governmental Authority alleging the insolvency of any such Foreign Pension Plan.

“Foreign Pension Plan” means any material pension benefit plan that under applicable law other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Funding Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“GAAP” means generally accepted accounting principles in the United States of America.

“GE” means General Electric Company.

“GE Group” means GE and each Person (other than any member of the Synchrony Group) that is an Affiliate of GE immediately after the consummation of the IPO. As used in this definition, “GE” shall include GE’s Subsidiaries and/or Affiliates.

“GECC” means General Electric Capital Corporation.

“GECC Transfer Restrictions” has the meaning given to the term “Transfer Restrictions” in the GECC Term Loan Agreement as in effect on the date hereof.

“GECC Term Loan” means “Loans” as defined in the GECC Term Loan Agreement in an amount outstanding on the Funding Date, reduced by the amount of prepayments thereof made from the Funding Date.

“GECC Term Loan Agreement” means that certain Credit Agreement, dated as of the date hereof, by and among the Borrower, the lenders party thereto from time to time and GECC, as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified, from time to time, not in violation of this Agreement.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Members” means the Borrower and its Subsidiaries (other than Securitization Entities).

“Guaranty Obligation” means, as to any Person, any (a) guaranty by such Person of Indebtedness of any other Person or (b) legally binding obligation of such Person to purchase or pay (or to advance or supply funds for the purchase or payment of) Indebtedness of any other Person, or to purchase property, securities, or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or to maintain working capital, equity capital or other financial statement condition of such other Person so as to enable such other Person to pay such Indebtedness; provided, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances, materials or wastes, hazardous or toxic substances, materials or wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to, or which can form the basis for liability under, any Environmental Law.

“Impacted Interest Period” has the meaning given to such term in the definition of “Eurodollar Base Rate.”

“Indebtedness” means, as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person with respect to Indebtedness of others, (g) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (h) all Attributable Indebtedness under Sale-Leaseback Transactions under which such Person is the lessee and (i) all obligations of such Person as an account party in respect of outstanding letters of credit (whether or not drawn) and bankers’ acceptances; provided, that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (ii) deferred compensation, pension and other post-employment benefit liabilities and (iii) bank deposits; provided, further, that in the case of any obligation of such Person which is recourse only to certain assets of such Person, the amount of such Indebtedness shall be deemed to be equal to the lesser of the amount of such Indebtedness or the value of the assets to which such obligation is recourse as reflected on the balance sheet of such Person at the time of the incurrence of such obligation; provided, further, that the amount of any Indebtedness described in clause (e) above shall be the lesser of the amount of the Indebtedness or the fair market value of the property securing such Indebtedness.

“Indemnified Taxes” means Taxes (other than Excluded Taxes and Other Taxes) that are imposed in respect of a payment by, or on account of an obligation of, the Borrower hereunder.

“Indemnitee” has the meaning given to such term in Section 9.03(b).

“Initial Period” means the period commencing on the Effective Date and ending on the date that is three months after the Funding Date.

“Initial IPO Bond Proceeds” means the first $3,000,000,000 of Net Debt Proceeds of any debt securities (excluding, for the avoidance of doubt, the Loans and the GECC Term Loan) issued by the Borrower on or after the Funding Date.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to such Eurodollar Rate Loan and, in the case of Eurodollar Rate Loans with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, (i) initially, the period commencing on the date such Eurodollar Rate Loan is disbursed or Continued as, or Converted into, such Eurodollar Rate Loan and (ii) thereafter, the period commencing on the last day of the preceding Interest Period, and ending, in each case, on the earlier of (A) the scheduled maturity date of such Loan, or (B) one, two, three, six, or to the extent consented to by each Lender, 12 months, thereafter; provided, that (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Eurodollar Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurodollar Screen Rate (for the longest period for which the Eurodollar Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the Eurodollar Screen Rate for the shortest period (for which that Eurodollar Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment Securities” means any instrument qualifying as a level 1, level 2A or level 2B high-quality liquid asset under Basel III; provided, that to the extent no criteria for a level 1, level 2A or level 2B high-quality liquid asset is finally promulgated under Basel III, “Investment Securities” shall mean any instrument that would qualify as a level 1, level 2A or level 2B high-quality liquid asset as proposed by the appropriate Bank Regulatory Authority, beginning at page 71860 of volume 78 of the United States Federal Register published on November 29, 2013.

“IPO” means the initial public offering of the Borrower.

“IPO Proceeds” means the gross proceeds raised from the IPO.

“Laws” or “Law” means all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including, if consistent therewith, the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof.

“Lead Arrangers” means Barclays Bank PLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, JPMorgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc.

“Lenders” means the Persons listed on Schedule 1.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge or other security interest (including any conditional sale or other title retention agreement, or any financing lease or Sale-Leaseback Transaction having substantially the same economic effect as any of the foregoing), including the interest of a purchaser of accounts receivable; provided, that Lien shall not include ordinary and customary contractual setoff rights with respect to deposit and brokerage accounts.

“Liquid Assets” means, with respect to any Person, the sum of all unrestricted (a) cash, (b) Cash Equivalents and (c) Investment Securities, in each case, held by such Person as of the relevant date of determination. For the avoidance of doubt assets subject to a Lien contemplated by Section 6.01(n) shall not constitute “Liquid Assets”.

“Loan Documents” means this Agreement, each Note and each other instrument or agreement from time to time delivered by the Borrower pursuant to this Agreement.

“Loans” has the meaning given to such term in Section 2.01.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Agreement” means the Master Agreement attached as Exhibit 10.1 to the Registration Statement (as amended, supplemented or otherwise modified from time to time as permitted hereunder), by and among the Borrower, GECC and, for certain limited purposes set forth therein, General Electric Company, including all exhibits and schedules thereto; provided that as used in Sections 6.01 and 6.02, “Master Agreement” shall mean the Master Agreement as in effect on the date hereof or as amended, supplemented or otherwise modified from time to time with the approval of the Required Lenders.

“Material Adverse Effect” means a material adverse effect upon (a) the ability of the Borrower to perform its material obligations hereunder, (b) the business, assets, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (c) the validity or enforceability of this Agreement or the rights or remedies of the Administrative Agent or the Lenders under the Loan Documents.

“Maturity Date” means the day that falls on the fifth anniversary of the Funding Date; provided that if such day is not a Business Day, the “Maturity Date” shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning given to such term in Section 9.17.

“Minimum Tier 1 Common Ratio” means, with respect to any Person, as of any date of determination, (a) prior to the Basel III Implementation Date (or such earlier date that such Person’s public disclosures with respect to tier 1 capital are calculated in accordance with Basel III), the ratio of Tier 1 Common Capital to Total Risk-Weighted Assets (calculated in accordance with Basel I) and (b) on or after the Basel III Implementation Date (or such earlier date that such Person’s public disclosures with respect to tier 1 capital are calculated in accordance with Basel III), the ratio of common equity tier 1 capital to Total Risk-Weighted Assets (in each case, for the purposes of this clause (b), calculated in accordance with Basel III).

“Moody’s” means Moody’s Investors Service, Inc., or its successor, or if it is dissolved or liquidated or no longer performs the functions of a securities ratings agency, such other nationally recognized securities rating agency agreed upon by the Borrower and the Administrative Agent and approved by the Required Lenders.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“Net Debt Proceeds” means the cash proceeds (net of all fees and expenses incurred in connection therewith, including, without limitation, attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges incurred in connection with such issuance or sale and net of taxes paid or payable or reasonably estimated to be payable as a result of such issuance or sale) from the issuance and incurrence of debt securities by the Borrower.

“Non-U.S. Lender” has the meaning given to such term in Section 2.10(e).

“Notes” means a note substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, and obligations of, the Borrower arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement of any proceeding under any debtor relief laws by or against the Borrower.

“OCC” means the Office of the Comptroller of the Currency within the United States Department of the Treasury.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.10(f) or 2.12) and as a result of a present or former connection between any Lender or Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from the Lender or Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, or enforced this Agreement).

“Participant” has the meaning given to such term in Section 9.04(f).

“Participant Register” has the meaning given to such term in Section 9.04(f).

“Parties” means the Borrower or any of its Affiliates.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity thereto performing similar functions.

“PDF” means portable document format or a similar electronic file format.

“Permitted Liens” means any Liens permitted to be incurred by the Group Members pursuant to Section 6.01.

“Permitted Receivables Master Trust” has the meaning set forth in the definition of “Permitted Securitization”.

“Permitted Receivables Related Assets” means any assets that are customarily transferred or in respect of which security interests are customarily granted in connection with securitization transactions involving credit card receivables or other loan receivables, and any collections or proceeds of any of the foregoing.

“Permitted Securitization” means, without limitation as to amount, any of the following transactions:

(a) any issuance of notes by GE Capital Credit Card Master Note Trust, GE Money Master Trust, GE Sales Finance Master Trust or another master trust or similar securitization vehicle established by Synchrony Bank, the Borrower or any of their Affiliates from time to time (each such trust, a “Permitted Receivables Master Trust”), including without limitation (i) any issuance of notes to or other borrowing from any bank-sponsored commercial paper program or (ii) any other securitization transaction reasonably consistent with Synchrony Bank’s customary practice or the customary practice within the credit card industry (for the avoidance of doubt, any such issuance may bear a fixed or floating rate (including a rate tied to the program costs for a bank-sponsored commercial paper conduit) or be issued at a discount to par, be denominated in Dollars or foreign currency, be issued publicly or privately, and shall have such maturities, credit enhancement, liquidity support, related derivative agreements and other terms as the seller, depositor, other applicable transferor or the issuer thereof shall determine from time to time, in each case so long as such terms are commercially reasonable and negotiated on an arm’s-length basis);

(b) any issuance of any other securities backed by credit card receivables or loans originated by Synchrony Bank, the Borrower or its Affiliates, in each case the collateral for which shall consist primarily of such credit card receivables, loan receivables, cash collateral accounts, deposit accounts, spread or reserve accounts, credit enhancement agreements, letters of credit, insurance policies, liquidity agreements, derivative agreements, other Permitted Receivables Related Assets and/or the proceeds thereof (for the avoidance of doubt, any such issuance may bear a fixed or floating rate (including a rate tied to the program costs for a bank-sponsored commercial paper conduit) or be issued at a discount to par, be denominated in Dollars or foreign currency, be issued publicly or privately and shall have such maturities, credit enhancement, liquidity support, related derivative agreements and other terms as the seller, depositor, other transferor or the issuer thereof shall determine from time to time, in each case so long as such terms are commercially reasonable and negotiated on an arm’s-length basis);

(c) any sale, contribution, transfer, pledge, grant of a security interest in, grant of a floating charge over, grant of fixed security whether by way of a charge or assignment, or such other arrangement having the effect of ring-fencing of credit card receivables, other loan receivables and the proceeds thereof, together with any other Permitted Receivables Related Assets, to any Permitted Receivables Master Trust or any other Securitization Entity or otherwise in furtherance of any of the transactions described in clauses (a) and (b) above, so long as the seller, depositor or transferor thereof receives reasonably equivalent value therefor (including without limitation by receiving a retained seller’s interest or other residual or equity interest in any such trust, Securitization Entity or other vehicle, rights to deferred purchase price payments, or the proceeds net of expenses (including the expenses of funding any required reserve accounts) of any securities sold by any such trust or other vehicle; and

(d) any provision of credit enhancement (including through subordination of transferor interests or other interests of the Borrower or its Affiliates) to, funding of cash collateral or other spread or reserve accounts for, establishment of overcollateralization or overcollateralization reserves for or agreements to maintain minimum levels of assets in connection with, acquisition of letters of credit or insurance policies for, or entry into and performance of credit enhancement agreements, derivative agreements, liquidity agreements, collateral account control agreements, trust agreements, transfer agreements, note purchase agreements, indentures or other agreements in connection with any of the foregoing or such other agreements, contracts and arrangements as shall be reasonably necessary or commercially reasonable in connection with any of the foregoing transactions;

provided, that none of Synchrony Bank, the Borrower or any Subsidiary of the Borrower (other than a Receivables Seller or a Securitization Entity that is the issuing entity with respect to the notes or other similar obligations issued in such Permitted Securitization) shall guarantee the principal or interest of the obligations arising under any such transaction or assume any other responsibility with respect thereto except pursuant to Standard Securitization Undertakings.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan), that is subject to Title IV of ERISA or Section 412 or 430 of the Code and in respect of which the Borrower or any Subsidiary or any of their respective ERISA Affiliates is, or if such Plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be, an “employer” as defined in Section 3(5) of ERISA.

“Post-IPO Debt Proceeds” means the Net Debt Proceeds of any debt securities issued by the Borrower and evidenced by bonds, debentures, notes or similar instruments after the

Initial Period; provided, that Post-IPO Debt Proceeds shall exclude (a) any Initial IPO Bond Proceeds, (b) the proceeds of any loans issued pursuant to any bilateral or syndicated credit facility with third party lenders and (c) Excluded Debt Proceeds.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Projections” means the financial projections of the Borrower and its Subsidiaries, covering fiscal years 2014 through 2017 (inclusive) delivered to the Lead Arrangers on July 7, 2014.

“Public-Sider” means a Lender or any representative of such Lender that does not want to receive material non-public information within the meaning of the federal and state securities laws.

“Rating Agency” means S&P, Moody’s or Fitch, as applicable.

“Receivables Sellers” means Synchrony Bank, GEMB Lending Inc., GE Sales Finance Holding, L.L.C., RFS Holding, L.L.C., PLT Holding, L.L.C., GEM Holding L.L.C., and any other Subsidiary of the Borrower which originates or acquires credit card receivables or other loan receivables in the ordinary course of its business.

“Register” has the meaning given to such term in Section 9.04(d).

“Registration Statement” means that certain Registration Statement of the Borrower on Form S-1 (Registration No. 333-194528) filed with the SEC on March 13, 2014, as amended from time to time, together with any prospectus related thereto.

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, employees, agents, representatives, controlling persons, advisors, successors and assigns of such Person and such Person’s Affiliates.

“Related Party Debt” means all outstanding Indebtedness owed by the Borrower to GECC and/or its Affiliates prior to the Funding Date, excluding, for the avoidance of doubt, the GECC Term Loan.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, migrating, injection or leaching into the indoor or outdoor environment, or into, on, from or through any building, structure or facility.

“Representatives” has the meaning given to such term in Section 9.08.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of (a) prior to the Funding Date, the Commitments then in effect and (b) on and after the Funding Date, the sum of the aggregate unpaid principal amount of the Loans then outstanding.

“Required Prepayment Amount” means the 2014-2016 Required Prepayment Amount or the 2017-2019 Required Prepayment Amount, as applicable, with respect to any calendar year.

“Resignation Effective Date” has the meaning given to such term in Section 8.06.

“Responsible Officer” means, as to any Person, the president, any vice president, the controller, the chief financial officer, chief risk officer, the treasurer or any assistant treasurer of such Person. Any document or certificate hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“S&P” means Standard & Poor’s Ratings Services a division of McGraw Hill Financial Inc., or its successor, or if it is dissolved or liquidated or no longer performs the functions of a securities rating agency, such other nationally recognized securities rating agency agreed upon by the Borrower and the Administrative Agent and approved by the Required Lenders.

“Sale-Leaseback Transaction” means any arrangement whereby the Borrower or any Group Member shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

“Sanctioned Country” means a country or territory which at any time is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, any (a) Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council or any similar list maintained by the European Union or any EU member state, (b) any Governmental Authority of any Sanctioned Country, (c) any Person located, organized or resident in a Sanctioned Country or (d) any Person directly or indirectly 50 percent or more owned by, or otherwise controlled by, any Person referenced in clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, France or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission.

“Securitization Entity” means each of RFS Holding Inc., GEM Holding L.L.C., GE Money Master Trust, RFS Holding, L.L.C., PLT Holding, L.L.C., GE Capital Credit Card Master Note Trust, GEMB Lending Inc., GE Sales Finance Holding, L.L.C., GE Sales Finance Master Trust, any other entity that is substantially similar in its organizational documents and/or organizational purposes to any of the foregoing, and any other entity (whether or not a Subsidiary of the Borrower) that has organizational documents that comply with the then existing market standard requirements for entities engaged in securitization transactions including, without limitation, transactions that involve acquiring or transferring notes backed by credit card receivables or other loan receivables; acquiring or transferring credit card receivables or other loan receivables; acquiring or transferring ancillary rights including rights under credit enhancement agreements, liquidity agreements, derivative agreements and/or the proceeds thereof, including Permitted Receivables Related Assets and other assets associated with or related to Permitted Securitizations; investing any cash deposits or the proceeds of any of the foregoing; issuing securities supported by such assets; making loans to, deposits for, investments in or otherwise providing credit enhancement for Permitted Receivables Master Trusts or otherwise in connection with Permitted Securitizations; purchasing or selling interests in loan receivables and/or issuing notes supported by or otherwise borrowing against such loan receivables; and engaging in other activities in connection with or related to such corporate purposes or otherwise in connection with or related to the financing of receivables of the Receivables Sellers.

“Significant Subsidiary” means (i) Synchrony Bank and (ii) any other Subsidiary of the Borrower whose assets comprise more than 5% of Total Assets of the Borrower and its Subsidiaries, as of the last day of the fiscal quarter most recently ended.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (c) the capital of such Person is not unreasonably small in relation to the business conducted by such Person or as expected to be conducted by such Person and (d) such Person will be able to pay its debts and other liabilities, and does not intend to incur or incur debts and liabilities beyond its ability to pay such debts and liabilities, in each case, as such debts and other liabilities become absolute and matured. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5.

“Specified Documents” has the meaning given to such term in Section 9.10(b).

“Split-off” means the consummation of a distribution of all shares of the Borrower held by GE after the IPO to certain electing shareholders of GE in exchange for shares of GE’s common stock.

“Standard Securitization Undertakings” means representations, warranties, covenants, repurchase obligations and indemnities entered into by Synchrony Bank, the Borrower or any of their respective Subsidiaries in connection with a Permitted Securitization and which are customary in a receivables financing transaction.

“Subject Debt” has the meaning given to such term in the definition of Applicable Margin.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, trust or other business entity of which more than 50% of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Corporation” has the meaning given to such term in Section 6.03.

“Synchrony Bank” means Synchrony Bank (or any successor thereto).

“Synchrony Group” means the Borrower, each Subsidiary of the Borrower immediately after the consummation of the IPO (in each case so long as such Subsidiary remains a Subsidiary of the Borrower) and each other Person that is controlled either directly or indirectly by the Borrower immediately after the consummation of the IPO in each case so long as such Person continues to be controlled either directly or indirectly by the Borrower).

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is designed to permit the lessee (a) to treat such lease as an operating lease, or not to reflect the leased property on the lessee’s balance sheet, under GAAP and (b) to claim depreciation on such property for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Synthetic Lease, and the amount of such obligations shall be equal to the sum (without duplication) of (a) the capitalized amount thereof that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations and (b) the amount payable by such Person as the purchase price for the property subject to such lease assuming the lessee exercises the option to purchase such property at the end of the term of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Facility” means the Commitments and the Loans made thereunder.

“Tier 1 Common Capital” means with respect to any Person, as of any date of determination, tier 1 capital (as calculated in accordance with Basel I) less the non-common equity elements of tier 1 capital, including any perpetual preferred stock and related surplus, minority interest in subsidiaries, trust preferred securities and mandatory convertible preferred securities.

“Total Assets” means the total assets of the Borrower and its Subsidiaries (excluding Securitization Entities) on a consolidated basis determined in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Borrower determined on a pro forma basis.

“Total Risk-Weighted Assets” means, with respect to any Person, as of any date of determination, the aggregate balance sheet and off-balance sheet assets of such Person after giving effect to the assignment of different risk weightings to the various balance sheet and off-balance sheet assets and calculated in accordance with Basel I or Basel III, as applicable.

“Transactions” means, collectively, (a) the consummation of the IPO, (b) the repayment of the Related Party Debt, (c) the incurrence of the GECC Term Loan and (d) the entrance into this Agreement and the issuance of the Loans.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Base Rate or the Eurodollar Rate.

“Unaudited Financial Statements” means the unaudited combined statement of financial position of the Borrower and its combined Affiliates as of March 31, 2014 and the related combined statements of earnings, comprehensive income, changes in equity and cash flows for the fiscal quarter ended March 31, 2014.

“Unfunded Pension Liability” means, with respect to any Plan at any time, the amount of any of its unfunded benefit liabilities as defined in Section 4001(a)(18) of ERISA.

“Wholly-Owned Subsidiary” means any Person in which 100%, directly or indirectly, beneficially or of record, of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests, is owned by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries or both.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., “Eurodollar Loans”). Borrowings also may be classified and referred to by Type (e.g., “a Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (b) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (c) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04. Accounting Terms. All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time in the United States; provided, that for purposes of determining compliance with the financial covenants set forth in Section 6.08, if there are changes in GAAP after December 31, 2013 that materially affect the calculation of the financial covenants in Section 6.08 in such a manner as to be inconsistent with the intent of this

Agreement, the Administrative Agent and the Borrower shall negotiate in good faith to determine such adjustments to the method of calculating compliance with Section 6.08 or related definitions as to make them consistent with the intent hereof. Promptly upon the Borrower and the Administrative Agent reaching such agreement, the Administrative Agent shall notify the Lenders of such adjustments, which shall be conclusive unless the Required Lenders object to such adjustments within 30 days of receipt of notice. Each Compliance Certificate shall be prepared in accordance with this Section 1.04. Without limiting the foregoing, for purposes of determining compliance with any provision of this Agreement and any related definitions, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in GAAP that becomes effective on or after the date hereof that would require operating leases to be treated similarly to capital leases, including as a result of the implementation of proposed ASU Topic 840, or any successor or similar proposal. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

SECTION 1.05. Exhibits and Schedules. All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

SECTION 1.06. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall include all amendments, restatements, extensions, supplements and other modifications thereto (unless prohibited by any Loan Document) and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II

THE LOANS

SECTION 2.01. Amounts and Terms of the Commitment. Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make term loans under the Term Facility (the “Loans”) on the Funding Date in Dollars in an aggregate principal amount equal to such Lender’s Commitment. The Loans may from time to time be Eurodollar Rate Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.02 and Section 2.03. Once repaid, Loans may not be reborrowed.

SECTION 2.02. Procedure for Borrowing.

(a) The Borrower shall give the Administrative Agent notice requesting that the Lenders make the Loans on the Funding Date by delivering a Committed Loan Notice in compliance with Section 2.03(e), (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days prior to the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day prior to the date of the proposed Borrowing. Following receipt of such Committed

Loan Notice, the Administrative Agent shall promptly notify each Lender. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loan available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the Committed Loan Notice.

(b) The failure of any Lender to make its Loan on the Funding Date shall not relieve any other Lender of its obligation to make its Loan on the Funding Date, but the Commitments of the Lenders are several and no Lender shall be responsible for the failure of any other Lender’s failure to so make its Loan.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.03. Conversion and Continuation Option.

(a) The Borrower may irrevocably request a Conversion or Continuation of Loans on any Business Day in minimum amount of $5,000,000 or whole multiples of $1,000,000 in excess thereof by delivering a Committed Loan Notice therefor by notice to the Administrative Agent not later than (i) 11:00 a.m. New York City time one Business Day prior to the proposed date of Continuation of or Conversion into Base Rate Loans and (ii) 11:00 a.m. New York City time three Business Days prior to the proposed date of Continuation of or Conversion into Eurodollar Rate Loans.

(b) Unless the Borrower pays all amounts due under Section 2.13, if any, a Eurodollar Rate Loan may be Continued or Converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, upon the request of the Required Lenders, the Administrative Agent shall prohibit Loans from being requested as, Converted into, or Continued as Eurodollar Rate Loans, and the Required Lenders may demand that any or all of then outstanding Eurodollar Rate Loans be Converted immediately into Base Rate Loans.

(c) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Eurodollar Rate Loan upon determination of the same. The Administrative Agent shall from time to time notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to Convert or Continue, any Loan if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) Any notice of Continuation or Conversion may be provided telephonically; provided, that each such telephonic Committed Loan Notice shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy or email with PDF attachment to the Administrative Agent of a written Committed Loan Notice. Each telephonic and written Committed Loan Notice shall specify the following information:

(i) the Loans to which such Committed Loan Notice applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Loan (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Loan);

(ii) the effective date of the election made pursuant to such Committed Loan Notice, which shall be a Business Day;

(iii) whether the resulting Loans are to be Base Rate Loans or Eurodollar Rate Loans; and

(iv) if the resulting Loans are Eurodollar Rate Loans, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(f) Promptly following receipt of a Committed Loan Notice, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of the resulting Loans.

(g) If the Borrower fails to give a notice requesting a continuation of Eurodollar Rate Loans by 11:00 a.m. on the third Business Day prior to the last day of the applicable Interest Period, then the Borrower shall be deemed to have timely requested that the applicable Eurodollar Rate Loans be continued as Eurodollar Rate Loans in Dollars with an Interest Period of one month’s duration. Any such automatic conversion shall be effective as of the last day of the Interest Period then in effect with respect to the Eurodollar Rate Loans. If no election as to the Type of Loans is specified, then the requested Loans shall be Eurodollar Rate Loans with an interest period of one month’s duration. If any such Committed Loan Notice requests Eurodollar Rate Loans but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.04. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loans on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender to the Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.04 shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans to it in accordance with the terms of this Agreement.

(e) Upon the request of any Lender made through the Administrative Agent, a Lender’s Loans may be evidenced by one or more Notes of the Borrower, instead of or in addition to its loan accounts or records. Each such Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Obligations. In any event, the Register shall remain conclusive and binding on the Borrower and each Lender, absent manifest error.

SECTION 2.05. Prepayment of Loans.

(a) Voluntary Prepayments. Subject to prior notice in accordance with this paragraph, the Borrower may at its option, at any time, without premium or penalty of any kind (other than any payments required under Section 2.13), prepay, in whole or in part, the Loans. The Borrower shall make any such prepayment to the Administrative Agent for the ratable account of each Lender (together with accrued and unpaid interest thereon).

(b) Mandatory Prepayments.

(i) The Loans shall be prepaid with Applicable Debt Proceeds in the manner set forth in Section 2.05(d) below.

(ii) The Borrower shall make any such prepayment to the Administrative Agent, for the ratable account of each Lender, on the date and in the principal amount required by Section 2.05(d) below (together with any accrued and unpaid interest thereon).

(c) Notice of Prepayment.

(i) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or email with PDF attachment) of any prepayment hereunder (A) in the case of prepayment of Eurodollar Rate Loans, not later than

11:00 a.m., New York City time, on the date three Business Days prior to the date of prepayment and (B) in the case of prepayment of Base Rate Loans, not later than 10:00 a.m., New York City time, on the date one Business Day prior to the date of prepayment. Each such notice shall be irrevocable except to the extent contemplated by clause (ii) below and shall specify the prepayment date and the principal amount of Loans to be prepaid. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.07 but shall be without premium or penalty of any kind (other than any payments required under Section 2.13).

(ii) Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of repayment of Loans may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a capital markets transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Application of Prepayments with Applicable Debt Proceeds. Any Applicable Debt Proceeds received by the Borrower shall be applied to prepay the outstanding principal amount of the Loans and, subject to clause (e), the GECC Term Loan as follows:

(i) During the Initial Period, any Additional IPO Debt Proceeds received by the Borrower shall be applied within one Business Day following receipt thereof to prepay the outstanding principal amounts of the Loans and the GECC Term Loan on a pro rata basis, based on the outstanding loans thereunder; and

(ii) After the Initial Period:

(1) with respect to the remaining portion of the calendar year ended December 31, 2014 and the calendar years ended December 31, 2015 and December 31, 2016, the 2014-2016 Required Prepayment Amount of Post-IPO Debt Proceeds received by the Borrower shall be applied to prepay the outstanding principal amounts of the Loans and the GECC Term Loan on a pro rata basis, based on the outstanding principal balances thereunder; provided, that, for each calendar year, all such calculations and required prepayments shall be made on an annual basis such that to the extent, during such calendar year, the Borrower has made aggregate prepayments of the Loans and the GECC Term Loan from Post-IPO Debt Proceeds received during such calendar year (1) in an amount less than the 2014-2016 Required Prepayment Amount for such calendar year, within 10 Business Days after January 1 of the following calendar year, the Borrower shall prepay the outstanding principal amounts of the Loans and the GECC Term Loan on a pro rata basis, based on the outstanding principal balances thereunder, respectively, in an amount equal to such shortfall, and (2) in an amount greater than the 2014-2016 Required Prepayment Amount for such calendar year, the Borrower may, at its option, receive a dollar-for-dollar credit in the amount of such excess with respect to its prepayment obligations under this Section 2.05(d)(ii) in respect of the Required Prepayment Amount for the immediately following calendar year;

(2) with respect to the calendar years ended December 31, 2017, December 31, 2018 and December 31, 2019, the 2017-2019 Required

Prepayment Amount of Post-IPO Debt Proceeds received by the Borrower shall be applied to prepay the outstanding principal amounts of the Loans and the GECC Term Loan on a pro rata basis, based on the outstanding principal balances thereunder; provided, that, for each calendar year, all such calculations and required prepayments shall be made on an annual basis such that to the extent, during such calendar year, the Borrower has made aggregate prepayments of the Loans and the GECC Term Loan from Post-IPO Debt Proceeds received during such calendar year (A) in an amount less than the 2017-2019 Required Prepayment Amount for such calendar year, within 10 Business Days after January 1 of the following calendar year, the Borrower shall prepay the outstanding principal amounts of the Loans and the GECC Term Loan on a pro rata basis, based on the outstanding principal balances thereunder, respectively, in an amount equal to such shortfall, and (B) in an amount greater than the 2017-2019 Required Prepayment Amount for such calendar year, the Borrower may, at its option, receive a dollar-for-dollar credit in the amount of such excess with respect to its prepayment obligations under this Section 2.05(d)(ii) in respect of the Required Prepayment Amount for the immediately following calendar year.

(e) Subject to the terms of the GECC Term Loan Agreement, any amount required to be applied to prepay the GECC Term Loan pursuant to Section 2.05(d) may, at the Borrower’s election, be applied to prepay the Loans.

SECTION 2.06. Fees. (a) The Borrower agrees to pay to each Lead Arranger and each Co-Lead Arranger, for their own respective accounts, upfront fees in the amounts and at the times specified in one or more fee letters between the Borrower, the Lead Arrangers and the Co-Lead Arrangers.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Agency Fee Letter dated as of the date hereof between the Borrower and the Administrative Agent.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.07. Interest.

(a) Base Rate Loans shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b) Eurodollar Rate Loans shall bear interest at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Eurodollar Rate Loans plus the Applicable Margin.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided, that (i) in the event of any repayment or prepayment of the Loans, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (ii) in the event of any Conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such Conversion, (iii) all accrued interest on a Loan shall be payable upon the Maturity Date and (iv) interest pursuant to Section 2.07(e) shall be payable on demand.

(d) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate (other than pursuant to clause (c) of the definition thereof) shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e) If any amount payable by the Borrower under any Loan Document is not paid when due, such past due amounts shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

SECTION 2.08. Alternate Rate of Interest. If prior to the commencement of any Interest Period for Eurodollar Rate Loans:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lender or Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Committed Loan Notice that requests the Conversion of any Loans to, or Continuation of any Loans as, a Eurodollar Rate Loan shall be ineffective and (ii) if any Committed Loan Notice by the Borrower requests Eurodollar Rate Loans, such Loans shall be made as Base Rate Loans.

SECTION 2.09. Increased Costs. (a) If any Change in Law shall:

(i) subject any Lender, with respect to this Agreement, to any Taxes (other than (x) any Indemnified Taxes or Other Taxes in respect of which additional amounts are payable pursuant to Section 2.10, (y) any Indemnified Taxes or Other Taxes in respect of which additional amounts would be so payable but for an exception under Section 2.10, or (z) any Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other recipient of making, continuing, converting or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.09 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.09 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.09 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.10. Taxes; Tax Documentation.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Taxes, except as required by law; provided, that if the applicable Withholding Agent shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives from the Borrower an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make such deductions or withholdings and (iii) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law. For the avoidance of doubt, a Tax imposed by reason of or pursuant to FATCA is a Tax required by Law to be deducted or withheld.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any penalties, interest and expenses resulting from any bad faith, gross negligence or willful misconduct of the Administrative Agent or such Lender), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent and any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, (i) the Administrative Agent and each Lender (or assignee or participant) that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent two copies of IRS Form W-9 certifying that the Administrative Agent or such Lender (or assignee or participant) is exempt from U.S. federal backup withholding tax, (ii) the Administrative Agent and each Lender (or assignee or Participant) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two complete, duly executed originals of (A) IRS Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), or, (B) in the case of a Non-U.S. Lender that is not a bank described in Section 881(c)(3)(A) of the Code, two complete, duly executed originals of IRS Form W-8BEN or Form W-8BEN-E, together with a statement certifying that the Administrative Agent or such Lender is not a bank described in Section 881(c)(3)(A) of the Code, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement, and (iii) if a payment made to the Administrative Agent or a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if the Administrative Agent or such Lender were to fail to comply with the applicable documentation or reporting requirements of FATCA (including those required pursuant to Section 1471(b) or 1472(b) of the Code, as applicable), the Administrative

Agent or such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations, respectively, under FATCA, to determine that the Administrative Agent or such Lender has or has not complied with the Administrative Agent’s or such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment (and, solely for purposes of this Section 2.10(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement). All such forms and documentation shall be delivered by the Administrative Agent and each Lender on or prior to the date it becomes a party to this Agreement (or, in the case of any Participant, on or prior to the date such Participant purchases the related participation) and from time to time thereafter as required by Law or upon the request of the Borrower or the Administrative Agent. In addition, the Administrative Agent and each Lender shall deliver such forms and documentation promptly upon the expiration, obsolescence or invalidity of any form or documentation previously delivered by the Administrative Agent or such Lender. The Administrative Agent and each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.10(e), the Administrative Agent or a Lender shall not be required to deliver any form and documentation pursuant to this Section that the Administrative Agent or such Lender is not legally able to deliver.

(f) The Administrative Agent and each Lender shall use reasonable efforts (consistent with its internal policy applied on a non-discriminatory basis and legal and regulatory restrictions) to designate a different applicable lending office for the Loans made by it and its Commitments or to take other appropriate actions if such designation or actions, as the case may be, will avoid the need for, or reduce the amount of, any payments the Borrower is required to make under this Section 2.10, and will not, in the opinion of the Administrative Agent or such Lender, be otherwise disadvantageous to the Administrative Agent or such Lender.

(g) Each Lender shall indemnify the Administrative Agent within 10 days after written demand therefor, for the full amount of any Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.10 (including by the payment of additional amounts pursuant to this Section 2.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.10 with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.10(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, other than any penalties, interest or other charges resulting from any bad faith, negligence or willful misconduct of such indemnified party) in the event that such indemnified party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 2.11. Payments Generally.

(a) Unless otherwise specified herein, the Borrower shall make each payment required to be made by it hereunder (including under Section 2.09, 2.10, 2.13 or otherwise) prior to 1:00 p.m., New York City time, on the date when due and in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York or at such other office as directed by the Administrative Agent, except that payments pursuant to Section 2.09, 2.10, 2.13 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment from the Borrower is due to the Administrative Agent that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.11(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.12. Replacement of Lenders. If any Lender (a) requests compensation, or is entitled to payments, under Section 2.09 or Section 2.10 or is affected in the manner described in Section 2.14, (b) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (c) fails to wire its applicable portion of the Loans to the Administrative Agent by 1:00 p.m. on the Funding Date, then the Borrower may, at its sole expense and effort (in the case of a claim for compensation under, or payments pursuant to, Section 2.09 or Section 2.10 or in the case of illegality, Section 2.14), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under, or payments pursuant to, Section 2.09 or Section 2.10 or from illegality under Section 2.14, such assignment will result in a reduction in such compensation or payments or eliminate the illegality, as the case may be and (iv) in the case of any assignment pursuant to clause (b), the applicable assignee shall have consented to the applicable change, waiver, discharge or termination. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the Conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow,

Convert, Continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.05(c) and is revoked in accordance herewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.12, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. The provisions of this Section 2.13 shall not apply to mandatory prepayments pursuant to Section 2.05(d)(ii).

SECTION 2.14. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in applicable Law or regulation or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, Continue Eurodollar Loans as such and convert Base Rate Loans into Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be Converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such Conversion or repayment of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.13. If circumstances subsequently change so that any affected Lender shall determine that it is no longer so affected, such Lender will promptly notify the Borrower and the Administrative Agent, and upon receipt of such notice, the obligations of such Lender to make or Continue Eurodollar Loans or to Convert Base Rate Loans into Eurodollar Loans shall be reinstated.

SECTION 2.15. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Funding Date after giving effect to the Borrowing hereunder on such date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders on the Effective Date and the Funding Date, as applicable, that:

SECTION 3.01. Existence and Qualification; Power; Compliance with Laws. Each of the Borrower and its Subsidiaries (a) is a corporation, partnership, limited liability company or trust duly organized or formed, validly existing and in good standing under the Laws of the state of its organization, (b) has the power and authority and the legal right to own, lease and operate its properties and to conduct its business, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of its properties or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Laws, except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Power and Authorization. The execution, delivery and performance by the Borrower of this Agreement has been duly authorized by all necessary corporate action.

SECTION 3.03. Enforceable Obligations. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject however to (a) general principles of equity, regardless of whether considered in a proceeding in equity or at law and (b) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally.

SECTION 3.04. No Conflict. The execution, delivery, and performance by the Borrower of the Loan Documents to which it is a party does not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the Borrower’s organizational documents, (ii) any applicable Laws or judicial orders or (iii) any Contractual Obligation, license or franchise of the Group Members or by which any of them or any of their property is bound or subject except, in the case of clause (ii) and (iii) only, to the extent such violation, conflict, breach or failure to obtain consent could not reasonably be expected to have a Material Adverse Effect or (b) constitute a default under any such Contractual Obligation, license or franchise except to the extent such default could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Taxes. The Borrower and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, property or transactions covered by said returns, or pursuant to any assessment received by the Borrower or its affected Subsidiaries, except such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained in accordance with GAAP, and, except for the failure to file tax returns and/or to pay taxes which failures could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) Except as set forth on Schedule 3.06, no litigation, investigation or proceeding of or before an arbitrator or Governmental Authority, including, in each case, relating to or arising out of any Environmental Law is pending or, to the best knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or against any of its properties or revenues that could reasonably be expected to have a Material Adverse Effect.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to, or knows of any basis for, any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Law or Environmental Liability.

SECTION 3.07. Financial Statements. (a) The Audited Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its combined Affiliates as of such dates and for such periods in accordance with GAAP; and (b) the Unaudited Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its combined Affiliates as of such dates and for such periods in accordance with GAAP. The Projections were prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date of their delivery to Lenders, it being understood that (i) whether or not such Projections are in fact achieved will depend upon future events some of which are beyond the control of the Borrower and its combined Affiliates and Subsidiaries, (ii) no assurance can be given that such Projections will be realized, (iii) actual results may vary from the Projections and such variations may be material and (iv) the Projections should not be regarded as a representation by the Borrower or its management that the projected results will be achieved.

SECTION 3.08. Authorizations. The Group Members possess all licenses, permits, franchises, consents, approvals, and other authorities required to be issued by Governmental Authorities that are necessary or required in the conduct of their businesses, all of which are valid, binding, enforceable, and subsisting without any defaults thereunder, other than any failures to possess or defaults that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.09. Material Adverse Effect. Since December 31, 2013, no fact, event or circumstance has occurred (other than any fact, event or circumstance that has been disclosed in the Registration Statement (excluding any disclosure contained in any section entitled “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or any other statement that is cautionary, risk factor, predictive or forward-looking in nature)) that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. No Default. No Group Member is in default under or with respect to any Contractual Obligation, license or franchise which could reasonably be expected to have a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing or will result from the execution and delivery of this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby and thereby.

SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished.

SECTION 3.12. Employee Benefit Plans.

(a) With respect to the Borrower and its Subsidiaries (including on account of their respective ERISA Affiliates), except as, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, other federal or state Laws, and the regulations and published interpretations thereunder, (ii) there are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan, (iii) no ERISA Event has occurred or is reasonably expected to occur and (iv) there exists no Unfunded Pension Liability with respect to any Plan.

(b) With respect to the Borrower and its Subsidiaries, except as, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Foreign Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, except as could not reasonably be expected to have a Material Adverse Effect, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities, to the extent applicable, in accordance with applicable law or, where required by local accounting standards, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to have a Material Adverse Effect (based on those assumptions used to fund each such Foreign Pension Plan).

SECTION 3.13. Labor Matters. Except as could not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened. Except as could not reasonably be expected to have a Material Adverse Effect, the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters. Except as could not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.14. Margin Regulations; Investment Company Act. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect. No part of the proceeds of any Loans will be used by the Borrower or any Subsidiary for “purchasing” or “carrying” “margin stock” as so defined in a manner which violates, or which would be inconsistent with, the provisions of Regulations T, U, or X of the Board. The Borrower is not required to be registered as an “investment company” as defined in the Investment Company Act of 1940, as amended.

SECTION 3.15. Anti-Corruption Laws and Sanctions. The Borrower maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects, and no action, suit or proceeding by or before any Governmental Authority involving the Borrower or any of its Subsidiaries with respect to Anti-Corruption Laws or Sanctions is pending or, to the best knowledge of the Borrower, threatened. None of the Borrower or any Subsidiary nor, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees or any of their respective agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No part of the proceeds of the Loans or the Transactions will be used by the Borrower in violation of Anti-Corruption Laws or applicable Sanctions.

SECTION 3.16. Money Laundering and Counter-Terrorist Financing Laws. The Borrower maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with the Anti-Money Laundering Laws. The operations of the Borrower and its Subsidiaries are in compliance in all material respects with the Bank Secrecy Act and implementing regulations and the applicable anti-money laundering statutes of jurisdictions where the Borrower and its Subsidiaries conduct business, and the rules and regulations thereunder (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority involving the Borrower or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened.

SECTION 3.17. Solvency. The Borrower, together with its Subsidiaries on a consolidated basis, is Solvent.

SECTION 3.18. Ownership of Synchrony Bank. Synchrony Bank is a Wholly-Owned Subsidiary of the Borrower.

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date. This Agreement shall become effective on the first date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from the Borrower and each Lender a counterpart of this Agreement signed on behalf of such party or parties.

(b) The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Weil, Gotshal & Manges LLP, counsel to the Borrower, (ii) Jonathan Mothner, general counsel of the Borrower and (iii) Covington & Burling LLP, regulatory counsel to the Borrower.

(c) All representations and warranties contained in Article III shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

(d) The Administrative Agent shall have received copies of the organizational documents of the Borrower, certified by the Secretary of State of its jurisdiction of organization, evidence of existence and good standing of the Borrower, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party.

(e) The Administrative Agent shall have received all documentation and other information reasonably requested by each Lender that is required for compliance with the Patriot Act or other “know your customer” and anti-money laundering rules and regulations (which requested information shall have been received at least three Business Days prior to the Effective Date to the extent requested by the Lenders at least 10 Business Days prior to the Effective Date).

(f) Since December 31, 2013, no fact, event or circumstance has occurred (other than any fact, event or circumstance that has been disclosed in the Registration Statement (excluding any disclosure contained in any section entitled “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or any other statement that is cautionary, risk factor, predictive or forward looking in nature)) that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(g) The Administrative Agent and the Lenders shall have received (i) the Audited Financial Statements, (ii) the Unaudited Financial Statements and (iii) the Projections.

(h) The Administrative Agent shall have received a fully executed copy of the GECC Term Loan Agreement, in form and substance reasonably satisfactory to the Lead Arrangers, and the GECC Term Loan Agreement shall become effective concurrently with the Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date and such notice shall be conclusive and binding.

SECTION 4.02. Conditions Precedent to the Funding Date. The obligations of the Lenders to make their respective Loans hereunder shall become effective on the first date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) All representations and warranties contained in Article III shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

(b) Since December 31, 2013, no fact, event or circumstance has occurred (other than any fact, event or circumstance that has been disclosed in the Registration Statement (excluding any disclosure contained in any section entitled “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or any other statement that is cautionary, risk factor, predictive or forward looking in nature)) that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c) The Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.08 on the Funding Date (after giving effect to the receipt of the IPO Proceeds) and assuming, for purposes of such calculations, that $3,000,000,000 of Initial IPO Bond Proceeds were received by the Borrower on the Funding Date.

(d) The IPO shall have priced and the Administrative Agent shall be reasonably satisfied that the Borrower will receive IPO Proceeds of at least $2,000,000,000 substantially concurrently with the funding of the Loans (it being understood that the Loans shall be funded immediately prior to the IPO).

(e) At the time of and immediately after giving effect to the Borrowing of the Loans on the Funding Date, no Default or Event of Default shall have occurred and be continuing.

(f) All fees and expenses required to be paid on the Funding Date shall have been paid, (in the case of expenses, to the extent invoiced at least three Business Days prior to the Funding Date).

(g) The Administrative Agent shall have received a duly executed Committed Loan Notice signed by a Responsible Officer of the Borrower.

(h) The capital structure of the Borrower and its Subsidiaries on the Funding Date shall be substantially consistent with the capital structure set forth in the pro forma consolidated balance sheet included in the Registration Statement.

(i) All Related Party Debt shall be repaid in full and commitments thereunder terminated substantially concurrently with the funding of the Loans on the Funding Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Funding Date and such notice shall be conclusive and binding. Notwithstanding the foregoing,

the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on the earlier of (x) September 30, 2014 and (y) the date that is 20 Business Days after the Effective Date (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Commitments are in effect or any Obligation remains outstanding (other than contingent indemnification obligations not yet asserted), the Borrower shall, and shall cause each Group Member (and in the case of Sections 5.06, 5.07, 5.08 and 5.09, cause each Securitization Entity) to:

SECTION 5.01. Financial Statements. Deliver to the Administrative Agent and each Lender, including their Public-Siders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, reported without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or with respect to the fiscal quarter immediately preceding the date of this Agreement, 45 days after the consummation of the IPO), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income and of cash flows for such fiscal quarter, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

All such financial statements shall be prepared in accordance with GAAP. Filing of such statements with the SEC within the time periods above shall constitute compliance with this Section 5.01.

SECTION 5.02. Certificates, Notices and Other Information. Deliver to the Administrative Agent for distribution to each Lender:

(a) no later than the date required for the delivery of the financial statements referred to in Section 5.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after the same are available, copies of (i) all annual, regular, periodic and special reports, which the Borrower may file or be required to file in connection with the IPO and Split-off with the SEC under Sections 13 or 15(d) of the Securities Exchange Act of 1934 and (ii) registration statements, which the Borrower may file or be required to file in connection with the IPO and Split-Off with the SEC, and not otherwise required to be delivered to the Administrative Agent pursuant hereto (it being understood that the filing of such reports and registration statements with the SEC shall constitute compliance with this Section 5.02(b));

(c) [reserved];

(d) promptly after the Borrower’s obtaining knowledge of the occurrence thereof, notice of the commencement of, or any material development in, any litigation or inquiry by any Governmental Authority, or the receipt of a notice of an Environmental Liability affecting any Group Member that could reasonably be expected to have a Material Adverse Effect;

(e) promptly after the Borrower’s obtaining knowledge of the occurrence thereof, notice of any Default or Event of Default specifying the nature thereof and what action the Borrower has taken, is taking or proposes to take with respect thereto;

(f) promptly after the Borrower obtaining knowledge of the occurrence thereof, notice of any other development that results in, or could reasonably be expected to have, a Material Adverse Effect;

(g) promptly after the Borrower obtaining knowledge of the announcement thereof, notice of any announcement by any of the Rating Agencies of any change in a Debt Rating;

(h) (i) promptly after the occurrence thereof, notice of any material amendment or other modification to the GECC Term Loan Agreement (including, for the avoidance of doubt, any modification to the GECC Transfer Restrictions) or the Master Agreement and (ii) prior to the making thereof, notice of any voluntary or mandatory prepayment of principal to be made under the GECC Term Loan; and

(i) promptly after such request, such other information as from time to time may be reasonably requested by the Administrative Agent or any Lender through the Administrative Agent.

SECTION 5.03. Preservation of Existence. Preserve and maintain its existence, good standing, licenses, permits, rights, franchises and privileges necessary or desirable in the normal conduct of its business, except (other than with respect to the Borrower’s existence) where failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, that nothing in this Section 5.03 shall prohibit any transaction not restricted by Section 6.03.

SECTION 5.04. Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good order and condition, subject to wear and tear in the ordinary course of business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.05. Maintenance of Insurance. Maintain (including by virtue of rights under GE Insurance Arrangements (as defined in the Master Agreement) to the extent provided by Section 7.3 of the Master Agreement) liability and casualty insurance that is with financially sound and reputable insurance companies that are not Affiliates of the Borrower (or that constitute part of the GE Insurance Arrangements) in such amounts with such deductibles and against such risks as is customary for similarly situated businesses, except to the extent such Group Member or any Affiliate on its behalf maintains reasonable self-insurance with respect to such risks.

SECTION 5.06. Compliance with Laws. Except as set forth in the next sentence, comply with the requirements of all applicable Laws and orders of any Governmental Authority (including Environmental Laws), except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect. Comply in all material respects with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions. Maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

SECTION 5.07. Payment of Taxes. Pay and discharge when due all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such tax, assessment, charge or levy which is being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on its books in accordance with GAAP, and except for such payments which, if not paid, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.08. Inspection Rights. At any time during regular business hours, upon reasonable notice, once per calendar year (or more often if a Default has occurred and is continuing) and subject to Section 9.08, permit the Administrative Agent or any Lender (coordinated through the Administrative Agent), or any employee, agent or representative thereof, to examine (and during the continuance of an Event of Default, make copies and abstracts from) the records and books of account of the Borrower and its Subsidiaries and to visit and inspect their properties and to discuss their affairs, finances and accounts with any of their officers and key employees; provided that the Borrower may, if it so chooses, be present at or participate in any such discussions.

SECTION 5.09. Books and Records. Keep adequate records and books of account reflecting all material financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or the applicable Subsidiary.

SECTION 5.10. Use of Proceeds. Use the proceeds of the Loans made on the Funding Date (a) to repay the Related Party Debt and (b) for working capital and general corporate purposes.

SECTION 5.11. Employee Benefits. (a) Except as could not reasonably be expected to have a Material Adverse Effect, comply in all material respects with the provisions of ERISA and the Code applicable to employee benefit plans as defined in Section 3(3) of ERISA and the laws applicable to any Foreign Pension Plan, (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any Responsible Officer of the Borrower knows or has reason to know that, any ERISA Event has occurred or is reasonably expected to occur that, alone or together with any other ERISA Event that has occurred or is reasonably expected to occur that could reasonably be expected to result in liability of the Borrower or any Subsidiary (including on account of their respective ERISA Affiliates) in an aggregate amount that could reasonably be expected to have a Material Adverse Effect, a statement of a Responsible Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto and (c) promptly and in any event within 30 days after the filing thereof with the United States Department of Labor, furnish to the Administrative Agent, upon its request, copies of each Schedule SB (Actuarial Information) to the Annual Report (Form 5500 Series) with respect to each Plan which has an Unfunded Pension Liability.

SECTION 5.12. Ownership of Synchrony Bank. Cause Synchrony Bank to remain a Wholly-Owned Subsidiary of the Borrower.

SECTION 5.13. Certain Regulatory Matters.

(a) In the case of the Borrower, (i) comply in all material respects with the Savings and Loan Holding Company Act and (ii) maintain at all times such amount of capital (including, as applicable, a total risk-based capital ratio, Tier 1 risk-based capital ratio and leverage ratio), as may be prescribed by the Board and/or any other applicable Bank Regulatory Authority, as the case may be, from time to time, by statute, rule, regulation or order, as is necessary for the Borrower to be considered “well capitalized” (or similar term) under applicable statute, rule or regulation.

(b) In the case of Synchrony Bank, maintain at all times such amount of capital (including, as applicable, a total risk-based capital ratio, Tier 1 risk-based capital ratio and leverage ratio), as may be prescribed by the OCC and/or any other applicable Bank Regulatory Authority, as the case may be, from time to time, by statute, rule or regulation, as is necessary for Synchrony Bank to be considered “well capitalized” (or similar term) under applicable statute, rule or regulation.

(c) Unless otherwise disclosed by the Borrower in its Forms 10-Q and 10-K filed with the SEC, the Borrower shall disclose to the Administrative Agent (and the Administrative Agent shall provide to each Lender), no later than (i) 45 days after the end of each of the first three fiscal quarters and (ii) 60 days after the end of the fourth fiscal quarter, in each case, of the Borrower in each fiscal year, the Borrower’s Minimum Tier 1 Common Ratio as of the last day of that quarter and the key components used to determine such ratio.

SECTION 5.14. GECC Transfer Restrictions. If the Borrower becomes aware of any violation of the GECC Transfer Restrictions, the Borrower shall (i) promptly deliver notice in writing of such violation to the Administrative Agent and the Lenders, and (ii) use commercially reasonable efforts to enforce the GECC Transfer Restrictions, including, in the case of an assignment or participation, by notifying the transacting parties that the assignment or participation is void in accordance with the terms of the GECC Term Loan Agreement.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any Commitments are in effect or any Obligation remains outstanding (other than contingent indemnification obligations not yet asserted):

SECTION 6.01. Liens. The Borrower shall not, nor shall it permit any Group Member to, directly or indirectly, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

(a) (i) Liens existing on the Effective Date and set forth on Schedule 6.01, (ii) Liens contemplated by the Master Agreement and (iii) any modifications, extensions, renewals, replacements or refinancings of such Liens referred to in clauses (i) and (ii) above that are not expanded to cover any other property, assets or revenues;

(b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being timely contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) pledges or deposits in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation and to secure premiums or liability to insurance carriers under insurance or under self-insurance arrangements (or to secure obligations in respect of letters of credit, bank guarantees or similar instruments to secure the same);

(e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, building restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g) attachment, judgment or other similar Liens securing a judgment that would not constitute an Event of Default under Section 7.01(i);

(h) Liens in favor of the Borrower or any Subsidiary (other than Liens of the Borrower in favor of any Subsidiary);

(i) Liens on “margin stock” (as defined in Regulation U of the Board);

(j) Liens on property acquired (by purchase, merger or otherwise) after the Effective Date, existing at the time of acquisition thereof (but not created in anticipation thereof), or placed thereon (at the time of such acquisition or within 180 days of such acquisition to secure a portion of the purchase price thereof), and any renewals or extensions thereof, so long as the Indebtedness secured thereby is permitted hereby; provided, that such Liens do not and are not extended to cover any other property;

(k) Liens not otherwise permitted hereby which do not secure any Indebtedness;

(l) Liens (i) of a collection bank on the items in the course of collection, (ii) attaching to trading accounts or brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of Law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and which are customary in the banking industry, (iv) attaching to other prepayments, deposits or earnest money in the ordinary course of business in connection with transactions that are otherwise permitted hereunder and (v) attaching to cash collateral posted pursuant to a hedging, swap or similar contract entered into in the ordinary course of business and not for speculative purposes;

(m) other Liens, so long as the aggregate outstanding principal amount of the Indebtedness secured thereby does not exceed at any time an amount equal to $250,000,000;

(n) Liens attaching to any deposit account maintained by Borrower in favor of Synchrony Bank to comply with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the Federal Reserve Board (as amended, supplemented or otherwise modified from time to time); and

(o) Liens (i) on credit card receivables, loan receivables, deposit accounts or securities accounts and other Permitted Receivables Related Assets incurred in connection with a Permitted Securitization and (ii) in connection with the sale of charged-off credit accounts and the related credit card or loan receivables in the ordinary of course of business.

SECTION 6.02. Indebtedness. The Borrower shall not, nor shall it permit any Subsidiary (other than Synchrony Bank) to, create, incur, assume or permit to exist any Indebtedness, except:

(a) (i) Indebtedness existing on the Effective Date and set forth on Schedule 6.02, (ii) Indebtedness contemplated by the Master Agreement and (iii) modifications, extensions, renewals, replacements or refinancings of such Indebtedness referred to in clauses (i) and (ii) above that do not increase the outstanding principal amount thereof (other than increases to reflect any unpaid and accrued interest, fees, premiums, defeasance costs related thereto and any related fees and expenses), shorten the maturity date thereof or add any obligors thereunder;

(b) Indebtedness of any Subsidiary to the Borrower or any other Subsidiary;

(c) Indebtedness in respect of Permitted Securitizations;

(d) Indebtedness of the Borrower so long as the Net Debt Proceeds thereof are applied pursuant to Section 2.05(d), as applicable;

(e) Indebtedness in respect of letters of credit issued for the account of any Subsidiary in the ordinary course of business; and

(f) other Indebtedness of Subsidiaries, so long as the aggregate principal amount thereof does not exceed at any time an amount equal to $250,000,000.

SECTION 6.03. Fundamental Changes. (a) The Borrower shall not (A) merge or consolidate with or into any Person, (B) liquidate, wind-up or dissolve itself, (C) and shall not permit its Subsidiaries to sell, transfer or dispose of all or substantially all of the Borrower’s assets, or permit its Subsidiaries to dispose of assets constituting all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole (in each case other than a disposition of assets pursuant to a Permitted Securitization) or (D) dispose of property pursuant to Sale-Leaseback Transactions with respect to property having a value in excess of $75,000,000 in the aggregate; provided, that nothing in this Section 6.03 shall be construed to prohibit (1) the Transactions, (2) the consummation of the transactions contemplated by the Master Agreement or (3) the Borrower from reincorporating in another jurisdiction in the United States, changing its form of organization or merging into, or transferring all or substantially all of its assets to, another Person; provided that:

(i) either (x) the Borrower shall be the surviving entity with substantially the same assets immediately following the merger, reincorporation or reorganization or (y) the surviving entity or transferee (the “Successor Corporation”) shall, immediately following the merger or transfer, as the case may be, (A) have substantially all of the assets of the Borrower immediately preceding the merger or transfer, as the case may be, (B) have duly assumed all of the Borrower’s obligations hereunder and under the other Loan Documents in form and substance satisfactory to the Administrative Agent, (C) be organized in a jurisdiction in the United States and (D) the Borrower shall provide at least 10 days’ prior written notice of such transaction to the Administrative Agent for distribution to each Lender and, within five Business Days after the request therefor, the Borrower shall deliver to the Administrative Agent such documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act relating to the Successor Corporation (and, if requested by the Administrative Agent, the Successor Corporation shall have delivered an opinion of counsel as to the assumption of such obligations); and

(ii) immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing (determined on a pro forma basis giving effect to such transaction).

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto, ancillary or complementary thereto or reasonable extensions thereof.

SECTION 6.04. Transactions with Affiliates. The Borrower shall not, nor shall it permit any Group Member to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates involving aggregate payments or consideration for any such transaction or series of related transactions in excess of $75,000,000, except (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Group Member, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower, (b) the Transactions, (c) the GECC Term Loan Agreement, (d) the transactions contemplated by the Master Agreement and any amendment or replacement thereto that, in the reasonable judgment of the Borrower, is not materially less favorable to the Group Members, taken as a whole, than the agreement amended or replaced, (e) transactions that are at prices and on terms and conditions, taken as a whole, that are not less favorable to the Borrower or such Group Member than would be obtained on an arm’s-length basis if the parties thereto were unrelated third parties, (f) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements (other than, for the avoidance of doubt, those relating to any defined benefit plan or retiree medical plan or other retiree health benefits that are not being provided, or are not in existence, as of the date hereof) paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Subsidiaries in the ordinary course of business, (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise to the employees of the Borrower or any Subsidiary pursuant to, or the funding of, employment agreements, stock options and stock ownership plans and similar arrangements approved by the Borrower’s board of directors or a committee or designee thereof, (h) transactions between or among the Borrower and one or more Subsidiaries, (i) pursuant to Permitted Securitizations, (j) transactions undertaken in order to comply with applicable Law, regulatory capital or liquidity requirements (including for the avoidance of doubt any regulatory requirement or condition necessary to effect Split-off or Deregistration) of the Borrower or Synchrony Bank to the extent the Borrower or Synchrony Bank, as the case may be, based on their respective discussions with and/or guidance received from applicable Bank Regulatory Authorities, in good faith reasonably determines in consultation with the Lead Arrangers, that such transaction is necessary to satisfy such Law, regulatory capital or liquidity requirement, which determination shall be evidenced by a written certification from the chief risk officer of the Borrower or GECC and (k) transactions existing on the Effective Date and set forth on Schedule 6.04.

SECTION 6.05. Amendments or Waivers of Certain Agreements. The Borrower shall not amend, waive or otherwise modify (a) the GECC Term Loan Agreement in a manner that would result in terms more favorable to the lenders party thereto than the terms hereof or that modify the GECC Transfer Restrictions or approve any assignment or participation that would violate such GECC Transfer Restrictions or (b) the Master Agreement in a manner materially adverse to the Lenders, in each case, without the prior written consent of the Required Lenders.

SECTION 6.06. Limitations on Prepayments of the GECC Term Loan. The Borrower shall not repay or prepay the GECC Term Loan on any date (i) other than with Excluded Debt Proceeds to the extent required to be applied to prepay the GECC Term Loan, (ii) subject to the final sentence of this Section 6.06, in connection with voluntary prepayments, unless on such date the Loans are voluntarily prepaid in an amount at least equal to the product of the aggregate principal amount of Loans outstanding on such date immediately prior to such prepayment multiplied by the aggregate principal amount of the GECC Term Loan to be prepaid on such date divided by the aggregate principal amount of the GECC Term Loan outstanding on such date immediately prior to such prepayment and (iii) with respect to mandatory prepayments, except as contemplated by Section 2.05 of the GECC Term Facility as in effect on the date hereof and consistent with Section 2.05 hereof. Notwithstanding the foregoing, the Borrower shall be permitted to make voluntary prepayments of the GECC Term Loan without complying with the pro rata payment requirement of clause (ii) of this Section 6.06 to the extent that the Borrower, Synchrony Bank or GECC, as the case may be, based on their respective discussions with and/or guidance received from applicable Bank Regulatory Authorities, in good faith reasonably determines, after consultation with the Lead Arrangers that such voluntary prepayment is reasonably required to satisfy any Law or regulatory capital or liquidity requirement (including for the avoidance of doubt any regulatory requirement or condition necessary to effect Split-off or Deregistration), which determination shall be evidenced by a written certification from the chief risk officer of the Borrower or GECC.

SECTION 6.07. Restrictive Agreements. The Borrower shall not, nor shall it permit any Subsidiary (other than Securitization Entities) to, directly or indirectly agree to any restriction or limitation on (a) the ability of the Borrower or any Subsidiary (other than Securitization Entities) to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary (other than Securitization Entities) to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to either Borrower or any other Subsidiary (other than Securitization Entities); provided, that (i) the foregoing shall not apply to restrictions and conditions imposed by Law, the GECC Term Loan or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.07 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, or making more restrictive, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided, that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement (in the case of secured Indebtedness, if such restrictions or conditions apply only to the property or assets securing such Indebtedness), (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to any documentation governing any Permitted Securitization, (vii) the foregoing shall not apply to transactions contemplated by the Master Agreement, (viii) the foregoing shall not apply to other restrictions that could not reasonably be expected to impair the Borrower’s ability to repay the Obligations as and when due, (ix) the foregoing shall not apply to restrictions existing under or by reason of any agreement or other instrument of a Person acquired by the Borrower or any Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof and not extending to any Person other than the acquired Person) and (x) the foregoing shall not apply to anti-assignment provisions in contracts restricting the assignment thereof (including any such provision in licenses and leases); provided, further, that this Section 6.07 shall not apply to any such restrictions imposed on Synchrony Bank by applicable Law, including by order of any Bank Regulatory Authority.

SECTION 6.08. Financial Covenants.

(a) As of the last day of each fiscal quarter of the Borrower (commencing with the fiscal quarter ended September 30, 2014), the Borrower shall have Liquid Assets of not less than $4,000,000,000.

(b) As of the last day of each fiscal quarter of the Borrower (commencing with the fiscal quarter ended September 30, 2014), Synchrony Bank shall have Liquid Assets of not less than $2,000,000,000.

(c) As of the last day of each fiscal quarter of the Borrower (commencing with the fiscal quarter ended September 30, 2014), (x) until the Basel III Implementation Date with respect to the Borrower, the Borrower and Synchrony Bank, each on a consolidated basis, shall each maintain a Minimum Tier 1 Common Ratio of not less than 10.0%, and (y) after the Basel III Implementation Date with respect to the Borrower, the Borrower on a consolidated basis shall maintain a Minimum Tier 1 Common Ratio of not less than 10.0%.

SECTION 6.09. Sanctions and Anti-Corruption Use of Proceeds Restrictions. The Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any applicable Sanctions by the Borrower.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) the Borrower shall fail to pay when due any principal of any Loan made to it;

(b) the Borrower shall fail to pay (i) any interest on any Loan, (ii) any fee payable under Section 2.06 or (iii) any other amount payable hereunder, and such failure shall not be cured within five Business Days after the due date therefor;

(c) after giving effect to any applicable grace period, any Group Member shall fail to observe or perform any other agreement or condition relating to any Indebtedness (other than the Obligations) having an aggregate principal amount in excess of $75,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, and the effect of such failure is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on its or their behalf) to cause (with the giving of notice or otherwise), such Indebtedness to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity; provided, that any such failure under this clause (c) is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans;

(d) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(e) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (d) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(f) the Borrower or any Subsidiary admits in writing its inability to pay its debts as they become due;

(g) any representation or warranty made in writing or deemed made by or on behalf of the Borrower in or in connection with this Agreement, or in any report, certificate, financial statement or other document furnished in connection with this Agreement, shall prove to have been incorrect in any material respect when made or deemed made;

(h) (i) any default occurs in the observance or performance of any agreement contained in Sections 5.02(e), 5.03, 5.10, 5.12 or Article VI or (ii) the Borrower shall fail to observe or perform any other covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (h)(i) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(i) a judgment against any Group Member is entered for the payment of money (which is not covered by insurance as to which the relevant insurer has not denied coverage) in excess of $75,000,000, individually or in the aggregate, or any non-monetary final judgment is entered against any Group Member which could reasonably be expected to have a Material Adverse Effect if, in each case, such judgment remains unsatisfied without procurement of a stay of execution for 30 calendar days after the date of entry of such judgment;

(j) an ERISA Event shall have occurred that, when taken either alone or together with all other such ERISA Events, could reasonably be expected to have a Material Adverse Effect;

(k) there occurs any Change of Control;

(l) this Agreement, at any time after its execution and delivery and for any reason, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or the Borrower denies that it has any or further liability or obligation under this Agreement, or purports to revoke, terminate or rescind this Agreement (other than pursuant to the terms hereof or thereof); or

(m) (i) Synchrony Bank ceases to accept deposits on the order of any Bank Regulatory Authority with authority to give such instruction other than pursuant to an instruction generally applicable to banks organized under the Home Owners’ Loan Act, (ii) Synchrony Bank ceases to be an insured bank under the Federal Deposit Insurance Act and all rules and regulations promulgated thereunder, (iii) Synchrony Bank is required to submit a capital restoration plan to the OCC because Synchrony Bank has received notice from the OCC (or is deemed by the OCC to have received such notice) that Synchrony Bank is undercapitalized, significantly undercapitalized or critically undercapitalized based on either (A) Synchrony Bank’s actual capital levels or (B) a reclassification of Synchrony Bank’s capital category as specified in

12 CFR 165.5(a)(1) that, in the case of this clause (B), results in (x) a limitation on Synchrony Bank’s ability to pay dividends to the Borrower or (y) limitations or restrictions on the Borrower’s ability to make required payments to the Lenders under this Agreement or (iv) Synchrony Bank shall fail to comply with any formal order of any Bank Regulatory Authority acting pursuant to its lawful authority to impose such an order on Synchrony Bank, the failure to comply with which would reasonably be expected to have a Material Adverse Effect.

SECTION 7.02. Remedies Upon Event of Default. Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 7.01(d) or (e), at the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable and thereupon the outstanding principal amount of the Loans, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in Section 7.01(d) or (e), the Commitments shall automatically terminate and the outstanding principal amount of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.03. Application of Funds. The order and manner in which the Administrative Agent’s and the Lenders’ rights and remedies are to be exercised shall be determined by the Administrative Agent or the Required Lenders in their sole and absolute discretion. Regardless of how a Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder, payments received during the existence of an Event of Default shall be applied first, to costs and expenses incurred by the Administrative Agent and each Lender (to the extent that each Lender has a right to reimbursement thereof pursuant to the Loan Documents), second, to the payment of accrued and unpaid interest on the Loans to and including the date of such application, third, to the payment of the unpaid principal of the Obligations, and fourth, to the payment of all other amounts (including fees) then owing to the Administrative Agent and the Lenders under the Loan Documents, in each case paid pro rata to each Lender in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all Lenders, without priority or preference among the Lenders.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01. Appointment. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

SECTION 8.02. Administrative Agent in its Individual Capacity. The financial institution serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such financial institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the financial institution serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), as the case may be, or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities as Administrative Agent.

SECTION 8.06. Successor Administrative Agent. The Administrative Agent may resign upon 30 days’ prior written notice to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the written consent of the Borrower (so long as no Event of Default exists), to appoint a successor. If no successor shall have been so appointed by the Required Lenders with any requisite consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a financial institution with an office in New York, New York that has a combined capital and surplus of at least $250,000,000, or an Affiliate of any such financial institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.07. [Reserved]

SECTION 8.08. Arrangers. None of the Arrangers shall have any right, power, obligation, liability, responsibility or duty hereunder in its capacity as such. Without limiting the foregoing, none of the Arrangers in its capacity as such shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Arrangers in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 8.09. Independent Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.10. Qualified Intermediary. With respect to payments made by the Borrower to the Administrative Agent for the benefit, or on account of any Lender (or Participant), (i) each Administrative Agent that is a “United States person” as defined in Section 7701(a)(30) of the Code will provide an IRS Form W-9, and (ii) each Administrative Agent that is not a “United States person” as defined in Section 7701(a)(30) of the Code will provide an IRS Form W-8IMY (a) certifying its status as a qualified intermediary, (b) assuming primary withholding responsibility for purposes of chapters 3 and 4, and (c) either (1) assuming primary IRS Form 1099 reporting and backup withholding responsibility or (2) assuming reporting responsibility as a participating FFI or registered deemed-compliant FFI with respect to accounts that it maintains and that are held by specified U.S. persons as permitted under Treasury Regulations Section 1.6049-4(c)(4)(i) or (c)(4)(ii) in lieu of IRS Form 1099 reporting. No Administrative Agent shall be permitted to make the election described in Section 1471(b)(3) of the Code.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing (including by electronic transmission) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email with PDF attachment (unless any party has previously notified the Administrative Agent and the Borrower that it does not wish to receive notices by email), as follows:

(i) if to the Borrower, to it at 777 Long Ridge Road, Building B, Stamford, Connecticut 06902, Attention: Treasurer;

(ii) if to GECC, to it at 201 High Ridge Road, Stamford, CT 06927, Attention: Senior Vice President-Corporate Treasury and Global Funding Operation (Telecopy No. 203-357-4000); with copies to:

(1) GE Treasury, 201 High Ridge Road, Stamford, CT 06927, Attention: Managing Director, Financial Institutions Credit Risk, Phone: (203) 357-4457 (Telecopy No.: (203) 961-2108); and

(2) GE Capital, 901 Main Avenue, The Towers, Norwalk, CT 0685, Attention: Chief Risk Officer, Intercompany Transactions, Phone: (203) 840-6482 (Telecopy No. 866-698-2759);

(iii) if to the Administrative Agent, to it at JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, Ops 2 Floor 3, Newark, DE 19713, Attention: (i) Sue Coplin (Telecopy No. 302-634-8459), email: sue.a.coplin@jpmorgan.com, or (ii) Amanda Collins (Telecopy No. 302-634-8459), email: amanda.collins@jpmorgan.com; with copies to:

(1) JPMorgan Chase Bank, N.A., 383 Madison Avenue, Floor 23, New York, New York 10179, Attention: Neha Desai, email: neha.r.desai@jpmorgan.com; and

(iv) if to any other Lender, to it at its address (or telecopy number or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Administrative Agent and the Borrower.

(d) Electronic Systems.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. In no event shall any waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby or (iv) change any of the provisions of this Section, Section 2.11(c), or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

SECTION 9.03. Expenses; Indemnity. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lead Arrangers and the Administrative Agent, including the reasonable fees, charges and disbursements of a single counsel for the Lead Arrangers and the Administrative Agent, taken as a whole (and, if reasonably necessary, one regulatory counsel and one local counsel in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, additional counsel for similarly affected persons), in connection with the preparation, execution, delivery and administration of this Agreement and any amendments, modifications or waivers of the provisions hereof and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Lenders, limited to the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent and the Lenders, taken as a whole (and, if reasonably necessary, one regulatory counsel and one local counsel in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, additional counsel for similarly affected persons), in connection with the enforcement of, or exercise of remedies in connection with, this Agreement.

(b) The Borrower shall indemnify the Lead Arrangers, the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, liabilities, costs and related expenses, including the fees, charges and disbursements of a single counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, a single local counsel and a single regulatory counsel to the Indemnitees in each relevant jurisdiction and, solely in the case of an actual or reasonably perceived conflict of interest, of a single additional counsel to the similarly affected Indemnitees, taken as a whole, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or the performance by the parties hereto of their respective obligations hereunder, (ii) any Loan or the use of the proceeds therefrom, (iii) the Transactions, (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower, any Lender or any other Person and whether based on tort, contract or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, liabilities, costs or related expenses have resulted from (i) the bad faith, gross negligence or willful misconduct of such Indemnitee, (ii) a material breach by such Indemnitee of its express funding obligations under this Agreement or (iii) disputes solely between and among the Indemnitees and not involving any act or omission by the Borrower or its Subsidiaries (excluding, in the case of this clause (iii), actions against the Administrative Agent or any other person in an agent or arranger role), in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. This Section 9.03(b) shall not apply with respect to Taxes.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the Lead Arrangers and, to the extent expressly contemplated hereby, Participants and the Related Parties of each of the Lead Arrangers, the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Prior to the Funding Date, any Lender may assign to one or more assignees (other than a natural person or Affiliate of the Borrower) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), subject to the prior written consent of the Borrower, GECC and the Administrative Agent (except that no such consent shall be required for assignments to any Affiliate of any Lender).

(c) On and after the Funding Date, any Lender may assign to one or more assignees (other than any natural person or the Borrower or any Affiliate of the Borrower) all or a portion of its rights and obligations under this Agreement (including the Loans at the time owing to it), subject to the prior written consent of (i) except in the case of an assignment to a Lender, an Affiliate or Approved Fund of a Lender, the Administrative Agent (not to be unreasonably withheld or delayed) and (ii) except in the case of an assignment to a Lender, an Affiliate or Approved Fund of a Lender and any Federal Reserve Bank or other central bank having jurisdiction over such Lender, the Borrower (not to be unreasonably withheld or delayed) and, prior to the Consent Trigger Date, GECC (not to be unreasonably withheld or delayed); provided, that no such consent shall be required from the Borrower or GECC (x) to the extent that the Borrower (and, prior to the Consent Trigger Date, GECC), as applicable, has failed to respond to a written request for consent within 10 Business Days or (y) if an Event of Default has occurred and is continuing;

and, in the case of clauses (b) and (c) above, (i) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of an entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, (ii) each partial assignment of a Lender’s rights and obligations under the Term Facility shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under the Term Facility, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 payable by the assignor or the assignee, (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and (v) the assignee, if applicable, shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Administrative Agent the documentation described in Section 2.10(e). Upon acceptance and recording pursuant to paragraph (d) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09, 2.10, 2.13, and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 9.04.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and interest thereon) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (c) of this Section 9.04 and any written consent to such assignment required by paragraph (c) of this Section 9.04, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(f) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (g) of this Section 9.04, the

Borrower agrees that each Participant shall be entitled to the benefits of Section 2.09, Section 2.10 and Section 2.13 to the same extent and subject to the same conditions as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section 9.04 at the time of the assignment. Each Lender that sells a participation, acting solely for tax purposes as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant in the Loans or other obligations under this Agreement (the “Participant Register”); provided that, except as set forth in the penultimate sentence of this Section 9.04(f), no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Borrower and the Administrative Agent shall treat such person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. In consideration of this Section 9.04(f), the Participant Register shall be available for inspection by the Borrower upon reasonable request and prior notice, provided that the Borrower in good faith determines it is necessary or appropriate to access the Participant Register in order to establish that the Loans and other obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The Borrower shall keep any information obtained from the Participant Register confidential, except to the extent that a taxing authority requires disclosure for the sole purpose of establishing that the Loans and other obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(g) A Participant shall not be entitled to receive any greater payment under Section 2.09 or Section 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.10 unless the Borrower is notified of the participation sold to such Participant and such Participant complies with Section 2.10 as though it were a Lender.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) The Loans (including the Notes evidencing such Loans) are registered obligations, and the right, title, and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender’s or an assignee’s right, title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation not in “registered form” within the meaning of Section 163(f) of the Code. This Section 9.04 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations). For purposes of Treasury Regulation Section 5f.103-1(c) only, the Administrative Agent shall act as the Borrower’s agent for purposes of maintaining such notations of transfer in the Register and each applicable Lender shall act as the Borrower’s agent for purposes of maintaining notations in the Participant Register. Nothing in this Section 9.04 is intended to alter the U.S. federal income tax withholding and reporting obligations that would exist between any Administrative Agent and any Lender or between any Lender and any Participant in the absence of this Section 9.04 pursuant to Section 8.10 or as otherwise required by Law.

SECTION 9.05. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Lead Arrangers, to the Co-Lead Arrangers and the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall have the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.06. Governing Law; Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby (a) submits to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan in the City of New York (or any appellate court therefrom) in connection with any suit, action or proceeding arising out of or relating to this Agreement, and (b) agrees that service of process, summons, notice or document by registered mail addressed to such party at its address specified in Section 9.01 shall be effective service of process against such person for any suit, action or proceeding relating to any such dispute. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, and agrees that any final non-appealable judgment in any such suit, action or proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit upon the judgment or in any other manner provided by law.

SECTION 9.07. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.08. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel, professionals and other advisors (collectively, “Representatives”) who need to know such information for the purpose set forth in this Section 9.08 (it being understood that the Persons to whom such disclosure is made are or have been informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with this Section 9.08), (b) upon the request or demand of any regulatory or self-regulatory authority having jurisdiction over such Lender or its Affiliates (in which case such Lender shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, (i) promptly notify the Borrower (in advance, to the extent reasonable and practical) of such disclosure to the extent permitted by law, (ii) so furnish only that portion of the information which the applicable Lender reasonably determines (which may be in reliance on the advice of legal counsel) it is legally required to disclose and (iii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of, any legal, judicial, administrative proceeding or otherwise as required by applicable Law or regulations (in which case such Lender shall (i) promptly notify the Borrower (in advance, to the extent reasonable and practical) of such disclosure to the extent permitted by law, (ii) so furnish only that portion of the Information which the applicable Lender reasonably determines (which may be in reliance on the advice of legal counsel) it is legally required to disclose and (iii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) to any rating agency when required by it, (f) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (g) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (h) subject to an agreement containing provisions substantially the same as those of this Section 9.08, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations hereunder, (i) with the consent of the Borrower or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.08 by the Administrative Agent, any Lender, or any of their respective Affiliates or Representatives or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. For the purposes of this Section 9.08, “Information” means all information received from the Borrower relating to the Borrower and its Subsidiaries or its or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, all Information received from the Borrower or any Subsidiary after the Effective Date shall be deemed confidential unless such information is clearly identified at the time of delivery as not confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.09. Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.08 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.10. Authorization to Distribute Certain Materials to Public-Siders; Confidential Supervisory Information.

(a) If the Borrower does not file this Agreement with the SEC, then the Borrower hereby authorizes the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public-Siders. The Borrower acknowledges its understanding that Public-Siders and their firms may be trading in any of the Parties’ respective securities while in possession of the Loan Documents.

(b) The Borrower represents and warrants that none of the information in this Agreement, any Note or any amendment, modification or waiver thereto (the “Specified Documents”) constitutes or contains material non-public information within the meaning of the federal and state securities laws. To the extent that any of the executed Specified Documents constitutes at any time material non-public information within the meaning of the federal and state securities laws after the date hereof, the Borrower agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

(c) No provision in this Agreement shall be construed as requiring the Borrower or Synchrony Bank to disclose Confidential Supervisory Information; provided that with respect to Confidential Supervisory Information that is otherwise required to be disclosed hereunder, the Borrower shall notify the Administrative Agent and the Lenders in writing if such required disclosure is not being made as a result of this Section 9.10(c). For the avoidance of doubt, this Section 9.10(c) shall not relieve the Borrower of its obligation to provide any required financial statements, certificates, notices and other information under this Agreement, but in providing such financial statements, certificates, notices and other information the Borrower shall not be obligated to disclose Confidential Supervisory Information otherwise contained therein.

SECTION 9.11. [Reserved]

SECTION 9.12. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.09, 2.10, 2.13 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

SECTION 9.13. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.14. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.14 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM, ACTION, SUIT OR PROCEEDING (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER ARRANGEMENT OR OTHER MATTER REFERRED TO HEREIN OR THEREIN.

SECTION 9.16. Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of such Person and other information that will allow such Lender to identify such Person in accordance with the Patriot Act. The Borrower shall promptly provide such information with respect to the Borrower or its Subsidiaries upon request by any Lender.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be accumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such accumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18. No Fiduciary Duty. The Administrative Agent, the Arrangers, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates. The Borrower agrees that nothing in this Agreement and any related documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by this Agreement and any related documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Agreement and any related documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SYNCHRONY FINANCIAL, as Borrower

By:	/s/ Jonathan S. Mothner
	Name:	Jonathan S. Mothner
	Title:	Executive Vice President, General Counsel and Secretary

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Lender,

By:	/s/ N. Desai
Name:	Neha Desai
Title:	Vice President

BANK OF AMERICA, N.A., as Lender

By:	/s/ Jacob Garcia
	Name:	Jacob Garcia
	Title:	Director

BARCLAYS BANK PLC, as Lender

By:	/s/ Craig Molloy
Name:	Craig Molloy
Title:	Director

CITIBANK, N.A., as Lender

By:	/s/ Maureen P. Maroney
Name:	Maureen P. Maroney
Title:	Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Michael Spaight
	Name:	Michael Spaight
	Title:	Authorized Signatory

By:	/s/ Lingzi Huang
	Name:	Lingzi Huang
	Title:	Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

By:	/s/ John S. McGill
	Name:	John S. McGill
	Title:	Director

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

MORGAN SANLEY BANK, N.A., as Lender

By:	/s/ Subhalakshmi Ghosh-Kohli
Name:	Subhalakshmi Ghosh-Kohli
Title:	Authorized Signatory

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ R. Mumick
Name:	R. Mumick
Title:	Director

BNP PARIBAS, as Lender

By:	/s/ Christopher Sked
	Name:	Christopher Sked
	Title:	Managing Director

By:	/s/ Nicole Rodriguez
	Name:	Nicole Rodriguez
	Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender

By:	/s/ Paul L. Hatton
Name:	Paul L. Hatton
Title:	Managing Director

MIZUHO BANK, LTD., as Lender

By:	/s/ David Lim
Name:	David Lim
Title:	Authorized Signatory

ROYAL BANK OF CANADA, as Lender

By:	/s/ Patrizia Lloyd
Name:	Patrizia Lloyd
Title:	Authorized Signatory

THE ROYAL BANK OF SCOTLAND PLC, as Lender

By:	/s/ James Welch
Name:	James Welch
Title:	Director

SANTANDER BANK, N.A., as Lender

By:	/s/ William Maag
Name:	William Maag
Title:	Senior Vice President

SOCIETE GENERALE, as Lender

By:	/s/ Linda Tam
Name:	Linda Tam
Title:	Director

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By:	/s/ Alan Krouk
Name:	Alan Krouk
Title:	Managing Director

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender

By:	/s/ Mark Koneval
	Name:	Mark Koneval
	Title:	Managing Director

By:	/s/ Pamela Donnelly
	Name:	Pamela Donnelly
	Title:	Managing Director

FIFTH THIRD BANK, as Lender

By:	/s/ David B. Edwards
Name:	David B. Edwards
Title:	Managing Director

BANCO BILBAO VIZCAYA ARGENARIA, S.A., NEW YORK BRANCH, as Lender

By:	/s/ Brian Crowley
	Name:	Brian Crowley
	Title:	Managing Director

By:	/s/ Verónica Incera
	Name:	Verónica Incera
	Title:	Managing Director

ING BANK NV, as Lender

By:	/s/ Chris van den Berge
	Name:	Chris van den Berge
	Title:	Director

By:	/s/ Richard Kirby
	Name:	Richard Kirby
	Title:	Managing Director

INTESA SAN PAOLO, as Lender

By:	/s/ Glen Binder
	Name:	Glen Binder
	Title:	Vice President

By:	/s/ Marco Pizzi
	Name:	Marco Pizzi
	Title:	Global Relationship Manager

22

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as Lender

By:	/s/ Diane L. Pockaj
	Name:	Diane L. Pockaj
	Title:	Managing Director

By:	/s/ M. Weinert
	Name:	M. Weinert
	Title:	Vice President

23

SCHEDULE 1.01

COMMITMENTS

Lender	Term Commitment

JPMorgan Chase Bank, N.A.	$400,000,000.00

Goldman Sachs Bank USA	$400,000,000.00

Morgan Stanley Bank, N.A.	$400,000,000.00

Deutsche Bank AG New York Branch	$400,000,000.00

Bank of America, N.A.	$400,000,000.00

Citibank, N.A.	$400,000,000.00

Barclays Bank PLC	$400,000,000.00

BNP Paribas	$400,000,000.00

Credit Suisse AG, Cayman Islands Branch	$400,000,000.00

Mizuho Bank, Ltd.	$400,000,000.00

Sumitomo Mitsui Banking Corporation	$400,000,000.00

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$400,000,000.00

The Royal Bank of Scotland plc	$400,000,000.00

Royal Bank of Canada	$400,000,000.00

HSBC Bank USA, National Association	$400,000,000.00

Santander Bank, N.A.	$400,000,000.00

Societe Generale	$400,000,000.00

Credit Agricole Corporate and Investment Bank	$250,000,000.00

Fifth Third Bank	$250,000,000.00

Intesa San Paolo	$200,000,000.00

Banco Bilbao Vizcaya Argentaria, S.A., New York Branch	$200,000,000.00

ING Bank NV	$200,000,000.00

Commerzbank AG New York and Grand Cayman Branches	$100,000,000.00

TOTAL:	$8,000,000,000.00

1

SCHEDULE 3.06

LITIGATION

None.

2

SCHEDULE 6.01

LIENS

None.

3

SCHEDULE 6.02

INDEBTEDNESS

GECC Term Loan, in an aggregate principal amount not to exceed $1,500,000,000

4

SCHEDULE 6.04

TRANSACTIONS WITH AFFILIATES

1.	Revolving Credit Agreement, dated as of March 29, 1996, between GE Capital Consumer Card Co. (Macy’s) and General Electric Capital Corporation, as amended on or as of October 1, 2008, June 13, 2012 and March 20, 2013

2.	Revolving Credit Agreement, dated as of March 29, 1996, between GE Capital Consumer Card Co. and General Electric Capital Corporation, as amended on or as of October 1, 2008, June 13, 2012 and March 20, 2013

3.	Revolving Credit Agreement, dated as of March 29, 1996, between GE Capital Consumer Card Co. (Macy’s) and GECFS, Inc. (Macy’s), as amended on or as of October 1, 2008, June 13, 2012 and March 20, 2013

4.	Revolving Credit Agreement, dated as of March 29, 1996, between GE Capital Consumer Card Co. and GECFS, Inc. (Card Services), as amended on or as of October 6, 1997, October 1, 2008, June 13, 2012 and March 20, 2013

5.	Revolving Credit Agreement, dated as of May 1996, between Monogram Credit Card Bank of Georgia and General Electric Capital Corporation, as amended on or as of April 18, 2003, October 1, 2008, June 13, 2012 and March 20, 2013

5

SCHEDULE 6.07

LIMITATIONS ON SUBSIDIARY DISTRIBUTIONS

None.

6

EXHIBIT A

[FORM OF] ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and among [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee as described below, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of the Assignor’s outstanding rights and obligations under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims (including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above are in each case hereinafter referred to as an “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by any of the Assignors.

1.	Assignor:

2.	Assignee:

3.	Borrower: Synchrony Financial, a Delaware corporation

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of July 30, 2014, among Synchrony Financial, as the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

1

Assigned Interests:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[3]

Term Facility	$	$		%

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Signatures Pages Follow]

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor

By:
Name:
Title:

[Name of Assignee], as Assignee

By:
Name:
Title:

3

[Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:][4]

[Consented to:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name:
Title:][5]

[Consented to:

SYNCHRONY FINANCIAL as Borrower

By:
Name:
Title:][6]

[4]	To be added if consent of the Administrative Agent is required by Sections 9.04(b) and (c) of the Credit Agreement.
[5]	To be added if consent of GECC is required by Sections 9.04(b) and (c) of the Credit Agreement.
[6]	To be added if consent of the Borrower is required by Sections 9.04(b) and (c) of the Credit Agreement.

4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE AGREEMENT

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Non U.S. Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to Section 2.10(e)(ii) of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one

5

instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy, emailed PDF or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and governed by the law of the State of New York.

6

EXHIBIT B

[FORM OF]

COMPLIANCE CERTIFICATE

Date:                     , 20

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 30, 2014, among Synchrony Financial, a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually a “Lender”) and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time the “Credit Agreement”; the terms defined therein being used herein as therein defined).

The undersigned hereby certifies, on behalf of the Borrower and not individually, as of the date hereof that [he][she] is a Financial Officer of the Borrower, and that, as such, [he][she] is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Annex 1 (or filed with the SEC) are the year-end audited consolidated financial statements of the Borrower required by Section 5.01(a) of the Credit Agreement for the fiscal year of the Borrower most recently ended prior to the above date, together with the report and opinion of [KPMG LLP] [an independent certified public accountants of nationally recognized standing] required by such Section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Annex 1 (or filed with the SEC) are the unaudited consolidated financial statements of the Borrower required by Section 5.01(b) of the Credit Agreement for the fiscal quarter of the Borrower most recently ended prior to the above date. Such financial statements fairly present, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his][her] supervision, a review in reasonable detail of the transactions and conditions (financial or otherwise) of the Borrower during the accounting period covered by the financial statements described in paragraph 1 above.

3. I have no knowledge of the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the financial statements described in paragraph 1 above or as of the date of this Certificate[, except as set forth in a separate attachment, if any, to this Certificate, describing in reasonable detail, the nature of the condition or event and any action which the Borrower has taken, is taking or proposes to take with respect thereto.]

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4. Set forth on Annex 2 attached hereto are calculations of the financial covenants required by Section 6.08.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

SYNCHRONY FINANCIAL

By:
Name:
Title:

8

ANNEX 1

FINANCIAL STATEMENTS OF THE BORROWER

FOR THE QUARTER/YEAR ENDED OF

9

ANNEX 2

($ in 000’s)

[For calculation of Liquid Assets, please use the following table:]

1.	Calculation of Liquid Assets for the Borrower

A.	Unrestricted cash:	$
B.	Unrestricted Investment Securities:	$
C.	Other Unrestricted Cash Equivalents (excluding Unrestricted Investment Securities):	$

D.	Total Liquid Assets (Total: A + B + C):	$

2.	Calculation of Liquid Assets for Synchrony Bank

A.	Unrestricted cash:	$
B.	Unrestricted Investment Securities:	$
C.	Other Unrestricted Cash Equivalents (excluding Unrestricted Investment Securities):	$

D.	Total Liquid Assets (Total: A + B + C):	$

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1.

[For calculation of Minimum Tier 1 Common Ratio, please use the following table:]

(for use prior to the Basel III Implementation Date or such earlier date that such Person’s public disclosures with respect to tier 1 capital are calculated in accordance with Basel III)

A.	Common shareholders’ equity under U.S. GAAP:	$
B.	Tier 1 capital (calculated in accordance with Basel I):	$
C.

Non-common elements of tier 1 capital, including any perpetual preferred stock and related surplus, minority interest in subsidiaries, trust preferred securities and mandatory convertible preferred securities:

$
D.	Tier 1 Common Capital (B minus C):	$

E.	Total Risk-Weighted Assets (calculated in accordance with Basel I):	$

F.	Minimum Tier 1 Common Ratio (ratio of D to E):		%

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[For calculation of Minimum Tier 1 Common Ratio, please use the following table:]

(for use after the Basel III Implementation Date or such earlier date that such Person’s public disclosures with respect to tier 1 capital are calculated in accordance with Basel III)

A.	Common shareholders’ equity under U.S. GAAP:	$
B.	Common Equity Tier 1 capital (calculated in accordance with Basel III):	$

C.	Total Risk-Weighted Assets (calculated in accordance with Basel III):	$

D.	Minimum Tier 1 Common Ratio (ratio of B to C):		%

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EXHIBIT C

[FORM OF]

NOTE

[                    ], 20

FOR VALUE RECEIVED, the undersigned, hereby promises to pay to                                          (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of July 30, 2014 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among SYNCHRONY FINANCIAL, a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders,” and, individually, a “Lender”) and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”).

The Borrower promises to pay interest on the unpaid principal amount of the Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds to the Administrative Agent in accordance with Section 2.11 of the Credit Agreement. If any amount is not paid in full when due hereunder, such past due amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in Section 2.07(e) of the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

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THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SYNCHRONY FINANCIAL, as Borrower

By:
Name:
Title:

14

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

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EXHIBIT D

[FORM OF]

COMMITTED LOAN NOTICE

Date:                     , 20

To:	JPMorgan Chase Bank, N.A.,
as Administrative Agent for the Lenders
500 Stanton Christiana Road
Ops 2 Floor 3
Newark, DE 19713
Attention: Sue Coplin
Telecopier: 302-634-8459
E-mail: sue.a.coplin@jpmorgan.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 30, 2014 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among SYNCHRONY FINANCIAL, a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders,” and, individually, a “Lender”), and JPMorgan Chase Bank, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐	A Borrowing of Loans

☐	A conversion or continuation of Loans

1. On                      (the “Effective Date”), which shall be on a Business Day.7

2. In the amount of $        .8

3. Comprised of [Base Rate Loans] [Eurodollar Rate Loans].

4. For Eurodollar Rate Loans: with an Interest Period of months9.

[7]	Notice shall be given (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days prior to the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day prior to the date of the proposed Borrowing.
[8]	Such amount to be stated in Dollars.
[9]	Interest Period for Eurodollar Rate Loans may be one, two, three, six, or to the extent consented to by each Lender, twelve months.

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5. Location and number of the account to which funds are to be disbursed.

[Signature Page Follows]

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The Borrower has caused this Committed Loan Notice to be executed and delivered by its duly authorized officer as of the date first written above.

SYNCHRONY FINANCIAL, as Borrower

By:
Name:
Title:

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